Exhibit 2.2

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

David G. Heiman (admitted pro hac vice)

Carl E. Black (admitted pro hac vice)

Thomas A. Wilson (admitted pro hac vice)

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JONES DAY

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Telephone: (404) 581-3939

Facsimile: (404) 581-8330

Jeffrey B. Ellman (admitted pro hac vice)

Attorneys for Debtors and Debtors in Possession

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Tyler P. Brown (VSB No. 28072)

J.R. Smith (VSB No. 41913)

Henry P. (Toby) Long, III (VSB No. 75134)

Justin F. Paget (VSB No. 77949)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

In re: Alpha Natural Resources, Inc., et al., Debtors.	Chapter 11 Case No. 15-33896 (KRH) (Jointly Administered)

SECOND AMENDED JOINT PLAN

OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME			1

A.	Defined Terms		1

B.	Rules of Interpretation and Computation of Time		24

	1.	Rules of Interpretation	24

	2.	Computation of Time	24

ARTICLE II CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS; CRAMDOWN; EXECUTORY CONTRACTS AND UNEXPIRED LEASES			24

A.	Unclassified Claims		24

	1.	Payment of Administrative Claims	24

	2.	Payment of Priority Tax Claims	27

B.	Classified Claims and Interests		28

C.	Subordination; Reservation of Rights to Reclassify Claims		30

D.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery		30

E.	Confirmation Without Acceptance by All Impaired Classes		30

F.	Class Without Voting Claim Holders		30

G.	Treatment of Executory Contracts and Unexpired Leases		31

	1.	Executory Contracts and Unexpired Leases to Be Assumed	31

	2.	Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions	32

	3.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases	32

	4.	Contracts and Leases Entered Into After the Petition Date or Previously Assumed	32

	5.	Rejection of Executory Contracts and Unexpired Leases	32

	6.	Rejection Damages Bar Date	33

	7.	Executory Contract and Unexpired Lease Notice Provisions	33

	8.	Obligations to Indemnify Directors, Officers and Employees	34

	9.	No Change in Control	34

ARTICLE III CONFIRMATION OF THE PLAN			34

A.	Conditions Precedent to Confirmation		34

B.	Conditions Precedent to the Effective Date		35

C.	Waiver of Conditions to Confirmation or the Effective Date		36

D.	Effect of Nonoccurrence of Conditions to the Effective Date		36

E.	Effect of Confirmation of the Plan		36

	1.	Dissolution of Official Committees	36

	2.	Preservation of Rights of Action by the Debtors and the Reorganized Debtors; Recovery Actions	37

	3.	Comprehensive Settlement of Claims and Controversies	37

	4.	Discharge of Claims and Termination of Interests	37

	5.	Injunction	38

	6.	Releases	38

	7.	Exculpation	40

	8.	Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies	40

	9.	Liabilities Under Single-Employer Defined Benefit Pension Plans Not Terminated Prior to the Confirmation Date	40

ARTICLE IV MEANS FOR IMPLEMENTATION OF THE PLAN			41

A.	Continued Corporate Existence and Vesting of Assets		41

B.	Restructuring Transactions		41

	1.	Restructuring Transactions Generally	41

	2.	Obligations of Any Successor Corporation in a Restructuring Transaction	42

C.	The NewCo Asset Sale		42

D.	The Resolution of Reclamation Obligations		42

E.	Corporate Governance and Directors and Officers		42

	1.	Constituent Documents of Reorganized ANR and the Other Reorganized Debtors	42

	2.	Directors and Officers of Reorganized ANR and the Other Reorganized Debtors	43

F.	Reorganized ANR Preferred Interests		43

G.	Reorganized ANR Contingent Revenue Payment		43

H.	Contingent Credit Support		44

I.	Initial Cash		44

J.	Restricted Cash Reclamation Accounts		44

K.	Reorganized ANR Common Stock		44

L.	NewCo Equity and NewCo Warrants		45

M.	Employment-Related Agreements; Retiree Benefits; Workers’ Compensation Programs		45

	1.	Employment-Related Agreements	45

	2.	Retiree Benefits	45

	3.	Assumption of Pension Plans	45

	4.	Continuation of Workers’ Compensation Programs	46

	5.	Black Lung Excise Taxes	46

N.	Corporate Action		46

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O.	Special Provisions Regarding Insured Claims		46

	1.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims	46

	2.	Assumption and Continuation of Insurance Contracts	46

P.	Cancellation and Surrender of Instruments, Securities and Other Documentation		47

	1.	Notes	47

	2.	Old Common Stock	47

Q.	Release of Liens		47

R.	Effectuating Documents; Further Transactions		48

S.	Exemption from Certain Transfer Taxes		48

T.	Compliance with Federal Securities Laws		48

ARTICLE V PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN			48

A.	Distributions for Claims Allowed as of the Effective Date		48

B.	Method of Distributions to Holders of Claims		48

C.	Distributions of the NewCo Contribution		49

D.	Distributions on Account of Allowed Noteholder Claims		49

E.	Compensation and Reimbursement for Services Related to Distributions		49

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions		49

	1.	Delivery of Distributions	49

	2.	Undeliverable Distributions Held by Disbursing Agents	49

G.	Timing and Calculation of Amounts to Be Distributed		50

	1.	Distributions to Holders of Allowed Claims	50

	2.	Interest on Claims	50

	3.	De Minimis Distributions	51

H.	Distribution Record Date		51

I.	Means of Cash Payments		51

J.	Establishment of Reserves and Provisions Governing Same		51

K.	Surrender of Canceled Instruments or Securities		52

L.	Withholding and Reporting Requirements		52

M.	Setoffs		52

N.	Application of Distributions		52

ARTICLE VI PROCEDURES FOR RESOLVING DISPUTED CLAIMS			53

A.	Claims Oversight Committee		53

B.	Treatment of Disputed Claims		53

	1.	Tort Claims	53

	2.	Disputed Insured Claims	54

	3.	No Distributions Until Allowance	54

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C.	Prosecution of Objections to Claims		54

	1.	Objections to Claims	54

	2.	Extension of Claims Objection Bar Date	54

	3.	Authority to Prosecute Objections	54

	4.	Authority to Amend Schedules	54

D.	Distributions on Account of Disputed Claims Once Allowed		55

ARTICLE VII CONSOLIDATION			55

A.	Consolidation		55

B.	Order Granting Consolidation		55

ARTICLE VIII RETENTION OF JURISDICTION			55

ARTICLE IX MISCELLANEOUS PROVISIONS			57

A.	Modification of the Plan		57

B.	Revocation of the Plan		57

C.	Severability of Plan Provisions		57

D.	Successors and Assigns		57

E.	Plan/Confirmation Order Controls		58

F.	Service of Documents		58

	1.	The Debtors and the Reorganized Debtors	58

	2.	The Creditors’ Committee	59

	3.	The Retiree Committee	59

	4.	The DIP Agents and the First Lien Agent	60

	5.	The Ad Hoc Committee of Second Lien Noteholders	60

	6.	The Second Lien Notes Trustee	60

	7.	The UMWA	61

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TABLE OF EXHIBITS

Exhibit I.A.61	Principal Terms of Contingent Credit Support

Exhibit I.A.72	Debtors in the Chapter 11 Cases

Exhibit I.A.76	Schedule of Designated Non-Reserve Price Assets

Exhibit I.A.77	Schedule of Designated Reserve Price Assets

Exhibit I.A.100	Principal Terms of the Exit Facility

Exhibit I.A.119	Form of Promissory Note to Be Issued to the First Lien Lenders by NewCo

Exhibit I.A.132	Principal Terms of the GUC Distribution Note

Exhibit I.A.162	Principal Terms of the NewCo ABL Facility

Exhibit I.A.169	Principal Terms of the NewCo Preferred Interests

Exhibit I.A.170	Principal Terms of the NewCo Warrant Agreement

Exhibit I.A.211	Principal Terms of the Reorganized ANR Preferred Interests

Exhibit I.A.215	Reserve Price Assets Schedule

Exhibit I.A.216	Principal Terms of the Resolution of Reclamation Obligations

Exhibit I.A.222	Principal Terms of Second Lien Distribution Note

Exhibit I.A.227	Principal Terms of Second Lien Noteholder Distribution

Exhibit I.A.247	Principal Terms of Series A Preferred Interests

Exhibit I.A.248	Principal Terms of Series B Preferred Interests

Exhibit I.A.250	Stalking Horse APA

Exhibit II.G.1.a	Executory Contracts and Unexpired Leases to Be Assumed

Exhibit II.G.4	Previously Assumed Executory Contracts and Unexpired Leases to Be Assigned

Exhibit II.G.5	Executory Contracts and Unexpired Leases to Be Rejected

Exhibit IV.B.1	Restructuring Transactions

Exhibit IV.E.1.a	Form Certificates of Incorporation (or Comparable Constituent Documents) for the Reorganized Debtors

Exhibit IV.E.1.b	Form Bylaws (or Comparable Constituent Documents) for the Reorganized Debtors

Exhibit IV.E.2	Initial Directors and Officers of Each Reorganized Debtor

Exhibit IV.G	Additional Terms Related to Reorganized ANR Contingent Revenue Payment

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INTRODUCTION

Alpha Natural Resources, Inc., a Delaware corporation, and the other above-captioned debtors and debtors in possession (collectively, as further defined below, the “Debtors”) propose the following joint plan of reorganization for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Debtors’ Disclosure Statement, distributed contemporaneously with the Plan, for a discussion of the Debtors’ history, business, results of operations, historical financial information, projections and properties and for a summary and analysis of the Plan. Other agreements and documents supplement the Plan and have been or will be filed with the Bankruptcy Court. These supplemental agreements and documents are referenced in the Plan and the Disclosure Statement and will be available for review.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.	Defined Terms

Capitalized terms used in the Plan have the meanings set forth in this Section I.A. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules.

1. “1113/1114 Order” means the Order (I) Authorizing Rejection of Certain Collective Bargaining Agreements and (II) Modifying Certain Retiree Benefit Obligations Pursuant to Sections 1113(c) and 1114(g) of the Bankruptcy Code (Docket No. 2500), entered by the Bankruptcy Court on May 24, 2016, as it may amended, supplemented or otherwise modified.

2. “2017 Notes” means the 3.75% senior unsecured notes issued under the 2017/2020 Notes Indenture.

3. “2017/2020 Notes Guarantors” means the Subsidiary Debtors party to the 2017/2020 Notes Indenture, as guarantors.

4. “2017/2020 Notes Indenture” means the indenture, dated June 1, 2011, as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto, among ANR, as issuer, the 2017/2020 Notes Guarantors and the 2017/2020 Notes Trustee, relating to (a) the 3.75% senior unsecured notes due 2017 and (b) the 4.875% senior unsecured notes due 2020.

5. “2017/2020 Notes Trustee” means Union Bank of California, n/k/a MUFG Union Bank, N.A., in its capacity as trustee under the 2017/2020 Notes Indenture.

6. “2018 Notes” means the 9.75% senior unsecured notes issued under the 2018 Notes Indenture.

7. “2018 Notes Indenture” means the indenture, dated June 1, 2011, as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto, among ANR, as issuer, the 2017/2020 Notes Guarantors and the 2018 Notes Trustee, relating to the 9.75% senior unsecured notes due 2018.

8. “2018 Notes Trustee” means Union Bank, N.A., n/k/a MUFG Union Bank, N.A., in its capacity as trustee under the 2018 Notes Indenture.

9. “2019 Notes” means the 6.00% senior unsecured notes issued under the 2019/2021 Notes Indenture.

10. “2019/2021 Notes Indenture” means, collectively, and as such documents may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto, (a) the (i) indenture and (ii) first supplemental indenture, dated June 1, 2011, among ANR, as issuer, the 2017/2020 Notes Guarantors and the 2019/2021 Notes Trustee; and (b) the second supplemental indenture, dated June 1, 2011, among ANR, as issuer, the 2017/2020 Notes Guarantors, certain additional guarantors and the 2019/2021 Notes Trustee, relating to (x) the 6.00% senior unsecured notes due 2019 and (y) the 6.25% senior unsecured notes due 2021.

11. “2019/2021 Notes Trustee” means Union Bank, N.A., n/k/a MUFG Union Bank, N.A., in its capacity as trustee under the 2019/2021 Notes Indenture.

12. “2020 Notes” means the 4.875% senior unsecured notes issued under the 2017/2020 Notes Indenture.

13. “2021 Notes” means the 6.25% senior unsecured notes issued under the 2019/2021 Notes Indenture.

14. “Ad Hoc Committee of Second Lien Noteholders” means the ad hoc committee of holders of Second Lien Notes and its members, represented in the Chapter 11 Cases by Kirkland & Ellis LLP and Kutak Rock LLP.

15. “Administrative Claim” means a Claim arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) DIP Claims; (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code; (d) any Allowed Claims for reclamation under section 546(c)(1) of the Bankruptcy Code; (e) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; and (f) all Postpetition Intercompany Claims. In addition, Claims pursuant to section 503(b)(9) of the Bankruptcy Code for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors’ business shall be treated as Administrative Claims.

16. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

17. “Allowed … Claim” means an Allowed Claim in the particular Class or category specified.

18. “Allowed Claim” when used:

a. with respect to any Claim other than an Administrative Claim, means a Claim that is not a Disallowed Claim and:

i. (a) is listed on a Debtor’s Schedules and not designated in the Schedules as either disputed, contingent or unliquidated and (b) is not otherwise a Disputed Claim;

ii. (a) as to which no objection to allowance has been Filed on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claims and (b) is not otherwise a Disputed Claim;

iii. that is allowed: (a) in any Stipulation of Amount and Nature of Claim executed by the applicable Claim holder on or after the Effective Date, (b) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved or authorized by the Bankruptcy Court, (c) pursuant to a Final Order or (d) pursuant to the terms of the Plan; or

iv. is asserted in a liquidated proof of Claim that is accepted, and is designated for allowance, by the Debtors or the Reorganized Debtors, as set forth in one or more notices Filed with the Bankruptcy Court; and

b. with respect to an Administrative Claim, means an Administrative Claim that is not a Disallowed Claim and:

i. (a) as to which no objection to allowance has been Filed on or before the Claims Objection Bar Date or such other applicable period of limitation fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Administrative Claims and (b) is not otherwise a Disputed Claim;

ii. that is allowed: (a) in any Stipulation of Amount and Nature of Claim executed by the applicable Claim holder on or after the Effective Date, (b) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved or authorized by the Bankruptcy Court, (c) pursuant to a Final Order or (d) pursuant to Section II.A.1; or

iii. is properly asserted in a liquidated proof of Claim or request for payment of an administrative expense that is accepted, and is designated for allowance, by the Debtors or the Reorganized Debtors, as set forth in one or more notices Filed with the Bankruptcy Court.

19. “Allowed Interest” means an Interest registered in the stock register, membership interest register or any similar register or schedule maintained by or on behalf of a Debtor as of the Distribution Record Date and not timely objected to or that is allowed by a Final Order.

20. “ANR” means Debtor Alpha Natural Resources, Inc.

21. “Assets” means a Debtor’s property, rights and interest that are property of a Debtor’s Estate pursuant to section 541 of the Bankruptcy Code.

22. “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder indicates either acceptance or rejection of the Plan and (when applicable) any election for treatment of such Claim under the Plan.

23. “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to these Chapter 11 Cases.

24. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia and, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the District Court.

25. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

26. “Bar Date” means the applicable bar date by which a proof of Claim or request for payment of administrative expenses must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including a Bar Date Order and the Confirmation Order.

27. “Bar Date Order” means any order of the Bankruptcy Court establishing Bar Dates for Filing proofs of Claim or requests for payment of administrative expenses in the Chapter 11 Cases, including the Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof (Docket No. 1156), entered by the Bankruptcy Court on December 22, 2015, as it may be amended, supplemented or otherwise modified.

28. “Bidding Procedures Order” means the Second Order Establishing Bidding and Sale Procedures for the Potential Sale of Certain Mining Properties and Related Assets (Docket No. 1754), entered by the Bankruptcy Court on March 11, 2016.

29. “Black Lung Act” means the Black Lung Benefits Act, 30 U.S.C. §§ 901, et seq., as it may be amended.

30. “Black Lung Benefits” means, collectively, the health and disability benefits payable to beneficiaries under the Black Lung Act.

31. “Black Lung Claims” means any Claims arising, or related to the period, prior to the Effective Date for the payment of Black Lung Benefits, including any Claims for reimbursement of the Black Lung Disability Trust Fund.

32. “Black Lung Disability Trust Fund” means the “Black Lung Disability Trust Fund,” as such term is defined in 26 U.S.C. § 9501(a)(1).

33. “Black Lung Excise Taxes” means, collectively, any federal excise Taxes imposed pursuant to 26 U.S.C. § 4121, as it may be amended.

34. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

35. “Business Plan” means the Five Year Business Plan of the Debtors, dated February 8, 2016.

36. “Cash” means legal tender of the United States of America and equivalents thereof.

37. “Category 1 General Unsecured Claims” means, collectively, all General Unsecured Claims that are not Category 2 General Unsecured Claims.

38. “Category 1 General Unsecured Claims Asset Pool” means: (a) Distribution Cash in the total aggregate amount of $2,500,000; and (b) either (i) if the Cash portion of the First Lien Lender Distribution does not equal or exceed the First Lien Lender Distributable Cash Recovery Threshold, the GUC Distribution Note or (ii) if the Cash portion of the First Lien Lender Distribution equals or exceeds the First Lien Lender Distributable Cash Recovery Threshold, additional Distribution Cash in the total aggregate amount of $5,500,000; provided that if the total aggregate Distribution described in subsections (a) and (b) above is insufficient to provide a recovery to holders of Category 1 General Unsecured Claims that equals or exceeds the Category 1 Minimum Recovery Threshold, the Category 1 General Unsecured Claims Asset Pool shall also include the Reorganized ANR Contingent Revenue Payment Allocation.

39. “Category 1 Minimum Recovery Threshold” means an aggregate recovery on account of Allowed Category 1 General Unsecured Claims equal to 3.0% of the aggregate Allowed amount of all Category 1 General Unsecured Claims.

40. “Category 1 Recovery Deficiency” means (a) the Category 1 Minimum Recovery Threshold minus (b) the total aggregate Distribution on account of Category 1 General Unsecured Claims (prior to any Reorganized ANR Contingent Revenue Payment Allocation), to the extent that such difference constitutes a positive number.

41. “Category 2 General Unsecured Claims” means, collectively, all General Unsecured Claims that are (a) Noteholder Claims (including any Second Lien Noteholder Claims or Massey Convertible Noteholder Claims that, in either case, constitute Deficiency Claims), (b) Pension Claims, (c) Union Claims and (d) Black Lung Claims.

42. “Category 2 General Unsecured Claims Asset Pool” means: (a) the Category 2 NewCo Common Stock Distribution; (b) the NewCo Warrants; (c) the Reorganized ANR Contingent Revenue Payment, less any Reorganized ANR Contingent Revenue Payment Allocation; (d) the Reorganized ANR Common Stock; and (e) the Contingent Reserve Price Asset Sale Proceeds.

43. “Category 2 NewCo Common Stock Distribution” means 5.0% of the NewCo Common Stock, to be distributed on account of Allowed Category 2 General Unsecured Claims.

44. “Causes of Action” means, without limitation, any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever of any of the Debtors or their Estates, including any Recovery Actions, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity or otherwise.

45. “Chapter 11 Cases” means, collectively, the bankruptcy cases commenced in the Bankruptcy Court by the Debtors under chapter 11 of the Bankruptcy Code and captioned as In re Alpha Natural Resources, Inc., et al., No. 15-33896 (KRH) (Bankr. E.D. Va.).

46. “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor or its Estate.

47. “Claims and Balloting Agent” means Kurtzman Carson Consultants LLC, in its capacity as Bankruptcy Court-appointed claims and balloting agent for the Chapter 11 Cases.

48. “Claims Objection Bar Date” means, for all Claims, including Claims asserting priority under section 503(b)(9) of the Bankruptcy Code, other than Allowed Claims, the latest of: (a) 180 days after the Effective Date, subject to extension by order of the Bankruptcy Court; (b) 90 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such a Claim.

49. “Claims Oversight Committee” means the committee established pursuant to Section VI.A for the purpose of overseeing the Debtors’ objections to, and settlements of, General Unsecured Claims.

50. “Claims Oversight Committee Professionals” means, collectively, any professionals retained by the Claims Oversight Committee pursuant to Section VI.A.

51. “Claims Oversight Committee Professionals Fee Cap” means a maximum limit of $1.0 million payable by the Reorganized Debtors, pursuant to Section VI.A, for reasonable and documented fees and expenses of Claims Oversight Committee Professionals.

52. “Claims Oversight Escrow Account” means an escrow account, with customary release provisions, to be established pursuant to Section VI.A to facilitate the payment of the fees and expenses of Claims Oversight Committee Professionals.

53. “Class” means a class of Claims, as described in Article II.

54. “Coal Act” means the Coal Industry Retiree Health Benefit Act, 26 U.S.C. §§ 9701, et seq., as it may be amended.

55. “Coal Act Claims” means Claims arising under the Coal Act or any related liability that might arise as to any Person as a successor to any of the Debtors.

56. “Confirmation” means the entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

57. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

58. “Confirmation Exhibits” means, collectively, the documents listed on the “Table of Exhibits” included herein, which documents will be Filed no later than seven calendar days before the Confirmation Hearing, to the extent not Filed earlier; provided, however, that Exhibits I.A.76, I.A.77, I.A.215, I.A.250, II.G.1.a, II.G.4, II.G.5 and IV.B.1 will be Filed no later than seven calendar days prior to the Voting Deadline. All Confirmation Exhibits will be made available on the Document Website once they are Filed. The Debtors reserve the right, in accordance with the terms hereof, to modify, amend, supplement, restate or withdraw any of the Confirmation Exhibits after they are Filed and shall promptly make such changes available on the Document Website.

59. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued.

60. “Confirmation Order” means the order of the Bankruptcy Court (a) confirming the Plan pursuant to section 1129 of the Bankruptcy Code, (b) approving the Stalking Horse APA and the Asset sale contemplated therein, (c) approving the Diminution Claim Allowance Settlement and the Unencumbered Asset Settlement on a final and non-conditional basis and (d) granting certain additional relief.

61. “Contingent Credit Support” means unsecured credit support to be provided by NewCo to Reorganized ANR in the aggregate total amount of $35 million, subject to the terms and conditions of the Global Settlement Term Sheet, on substantially the terms set forth on Exhibit I.A.61.

62. “Contingent Reorganized ANR Consideration” means, in the event that (a) a Material Reorganized ANR Transaction is consummated and (b) the portion of the Reorganized ANR Contingent Revenue Payment associated with assets sold or transferred as part of such Material Reorganized ANR Transaction is not assumed by any counterparty to such Material Reorganized ANR Transaction, an amount equal to the total aggregate present value of the revenues projected in the Business Plan anticipated to be realized during the remaining life of the Reorganized ANR Contingent Revenue Payment associated with any assets sold or transferred as part of such Material Reorganized ANR Transaction, which present value shall be discounted, on a semiannual basis (assuming a 360-day year consisting of 12 30-day months) at a rate equal to the Treasury Rate plus 20 basis points.

63. “Contingent Reserve Price Asset Sale Proceeds” means, in the event that any Non-Material Reserve Price Assets are sold to a purchaser other than the First Lien Lenders or NewCo, 7.5% of the net cash proceeds of such sale of Non-Material Reserve Price Assets, to be distributed to holders of Category 2 General Unsecured Claims on the same ratable basis as such holders shall receive the NewCo Warrants.

64. “Contract Procedures Order” means an order of the Bankruptcy Court, entered on or prior to the Confirmation Date, which approves procedures to address the treatment of certain agreements in the Chapter 11 Cases in conjunction with the Plan, including the assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases, and establishes the form and manner of notice to be given to counterparties to such agreements with the Debtors.

65. “Control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

66. “Core Asset Sale Motion” means the Debtors’ Omnibus Motion for Entry of: (I) an Order Establishing Bidding and Sale Procedures for the Potential Sale of Certain Mining Properties and Related Assets; (II) One or More Orders Approving the Sale of Such Assets; (III) an Order Approving Settlements Related to Unencumbered Assets and the Pre-Petition Lenders’ Diminution Claims; and (IV) an Order Approving Amendments to Certain Case Milestones in Connection with the DIP Credit Agreement (Docket No. 1464), Filed by the Debtors on February 8, 2016.

67. “Core Asset Sale Order” means any order entered by the Bankruptcy Court approving one or more sales of Assets in connection with the Core Asset Sale Motion, including the PLR Order and the Confirmation Order.

68. “Creditors’ Committee” means the statutory official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as constituted from time to time.

69. “Cross-Collateralization Claims” means Claims against the Debtors arising in connection with “Cross-Collateralization Liens” as such term is defined in the Final DIP Order.

70. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor under section 365 of the Bankruptcy Code to the extent such Claim is required to be cured by section 365 of the Bankruptcy Code.

71. “De Minimis Sale Order” means the Order Establishing Procedures for the Sale, Transfer or Abandonment of Miscellaneous and De Minimis Assets and Granting Certain Related Relief (Docket No. 466), entered by the Bankruptcy Court on September 17, 2015, as it may be amended, supplemented or otherwise modified.

72. “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on Exhibit I.A.72.

73. “Deficiency Claim” means a General Unsecured Claim for the difference between (a) the total amount of an Allowed Claim and (b) the portion of such Allowed Claim that constitutes an Allowed Secured Claim.

74. “Derivative Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) or Cause of Action that is the property of any of the Debtors’ Estates pursuant to section 541 of the Bankruptcy Code.

75. “Designated Chapter 5 Causes of Action” means any claims or causes of action arising under sections 544, 545, 547 or 548 and the related provisions of sections 546 and 550 of the Bankruptcy Code.

76. “Designated Non-Reserve Price Assets” means, collectively, the Non-Reserve Price Assets set forth on the schedule attached hereto as Exhibit I.A.76.

77. “Designated Reserve Price Assets” means, collectively, the Reserve Price Assets set forth on the schedule attached hereto as Exhibit I.A.77.

78. “Diminution Claim Allowance Settlement” means the settlement among the Debtors and the First Lien Lenders, approved by the Bankruptcy Court pursuant to the Lender Settlements Order, regarding the methodology for calculating the First Lien Lender Diminution Claim.

79. “DIP Agents” means, together, the First Out DIP Agent and the Second Out DIP Agent.

80. “DIP Claim” means any Claim arising under or evidenced by (a) the First Out DIP Credit Agreement or the Second Out DIP Credit Agreement or (b) the Final DIP Order. For the avoidance of doubt, DIP Claims include, without limitation, (a) First Out DIP Claims and Second Out DIP Claims; (b) the fees, costs, expenses and other amounts payable (or that may become payable) to the DIP Agents, Citigroup Global Markets Inc. (in its capacity as sole lead arranger under the DIP Credit Agreements) and/or the DIP Lenders under paragraph 7(c)(iii) of the Final DIP Order; and (c) the fees and expenses of the First Lien Agent, as provided in paragraph 15(d) of the Final DIP Order.

81. “DIP Credit Agreements” means, together, the First Out DIP Credit Agreement and the Second Out DIP Credit Agreement.

82. “DIP Lenders” means, collectively, those entities identified as “Lenders” in the DIP Credit Agreements and their respective permitted successors and assigns, solely in their capacity as “Lenders” under the DIP Credit Agreements.

83. “Disallowed,” when used with respect to a Claim, means a Claim that has been disallowed by a Final Order.

84. “Disbursing Agent” means any Reorganized Debtor in its capacity as disbursing agent pursuant to Article V or any Third Party Disbursing Agent.

85. “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan and has been prepared and distributed by the Debtors, as plan proponents, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

86. “Disputed Claim” means:

a. a Claim that is listed on a Debtor’s Schedules as either disputed, contingent or unliquidated;

b. a Claim that is listed on a Debtor’s Schedules as other than disputed, contingent or unliquidated, but the nature or amount of the Claim as asserted by the holder in a proof of Claim varies from the nature or amount of such Claim as it is listed on the Schedules;

c. a Claim that is not listed on a Debtor’s Schedules;

d. a Claim as to which the applicable Debtor or Reorganized Debtor, or, prior to the Confirmation Date, any other party in interest, has Filed an objection by the Claims Objection Bar Date and such objection has not been withdrawn or denied by a Final Order;

e. a Claim for which a proof of Claim or request for payment of Administrative Claim is required to be Filed under the Plan and no such proof of Claim or request for payment of Administrative Claim is timely Filed; or

f. a Tort Claim.

87. “Distribution” means a distribution under the Plan of Cash, interests, securities or other property, as may be applicable, to the holders of Allowed Claims in accordance with and subject to the terms of the Plan.

88. “Distribution Cash” means all Cash held by Reorganized ANR as of the Effective Date, less any Cash that is part of the Exit Funding as of the Effective Date.

89. “Distribution Date” means a date selected by the Reorganized Debtors in accordance with the terms of the Plan to make Distributions on account of Allowed Claims.

90. “Distribution Record Date” means 5:00 p.m., Eastern Time, on the Confirmation Date.

91. “District Court” means the United States District Court for the Eastern District of Virginia.

92. “Document Website” means the internet address www.kccllc.net/alpharestructuring, at which the Plan, the Disclosure Statement and all Filed Confirmation Exhibits shall be available to any party in interest and the public, free of charge.

93. “DTC” means the Depository Trust Company.

94. “Effective Date” means a day, as determined by the Debtors, that is the Business Day as soon as reasonably practicable after all conditions to the Effective Date set forth in Section III.B have been met or waived in accordance with Section III.C.

95. “Encumbered Assets” means, collectively, all Assets other than Unencumbered Assets, as of the Effective Date.

96. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001, et seq.

97. “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

98. “Excess Free Cash Flow” means a percentage of Free Cash Flow to be determined pursuant to the Resolution of Reclamation Obligations.

99. “Executory Contract” means a contract to which a Debtor is a party that is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.

100. “Exit Facility” means a senior secured credit facility, in an amount sufficient to provide for the cash collateralization of letters of credit with respect to workers’ compensation obligations, that will be entered into by the Reorganized Debtors, the Exit Facility Agent and the other financial institutions party thereto on the Effective Date on substantially the terms set forth on Exhibit I.A.100.

101. “Exit Facility Agent” means the agent for the lenders under the Exit Facility.

102. “Exit Funding” means working capital for the Reorganized Debtors and any further funding required by the Reorganized Debtors to comply with any Resolution of Reclamation Obligations, the sources of which shall be the First Lien Lender Exit Contribution and any other Cash or the proceeds of other financing obtained by the Reorganized Debtors.

103. “Face Amount” means either (a) the full stated amount in any proof of Claim Filed by the Bar Date or otherwise deemed timely Filed under applicable law, if the proof of Claim specifies only a liquidated amount; (b) if no proof of Claim is Filed by the Bar Date or otherwise deemed timely Filed under applicable law, the full amount of a Claim listed on the Debtors’ Schedules, provided that such amount is not listed as disputed, contingent or unliquidated; or (c) the amount of the Claim (i) acknowledged by the applicable Debtor or Reorganized Debtor in any objection Filed to such Claim, (ii) estimated by the Bankruptcy Court for such purpose pursuant to section 502(c) of the Bankruptcy Code or (iii) proposed by the Debtors or the Reorganized Debtors if (A) no proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law and such amount is not listed in the Debtors’ Schedules or is listed in the Debtors’ Schedules as disputed, contingent or unliquidated or (B) the proof of Claim specifies an unliquidated amount (in whole or in part).

104. “Federal Judgment Rate” means 0.33%, the federal post-judgment interest rate, as established by 28 U.S.C. § 1961(a), as of the Petition Date.

105. “Fee Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Person for services rendered or expenses incurred in the Chapter 11 Cases.

106. “File,” “Filed,” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

107. “Final DIP Order” means, collectively, and as such orders may be further modified, amended, supplemented or otherwise revised: (a) the Final Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) (Docket No. 465), entered by the Bankruptcy Court on September 17, 2015; (b) the Supplemental DIP Financing Order Authorizing, Pursuant to 11 U.S.C. §§ 105, 363 and 364, (I) Amendment to the DIP Financing and (II) Waiver of Bankruptcy Rule 6004(h)

Stay (Docket No. 973), entered by the Bankruptcy Court on November 19, 2015; and (c) the Second Supplemental DIP Financing Order Authorizing, Pursuant to 11 U.S.C. §§ 105, 363 and 364, (I) Amendment to the DIP Financing and (II) Waiver of Bankruptcy Rule 6004(h) Stay (Docket No. 1753), entered by the Bankruptcy Court on March 11, 2016.

108. “Final Order” means an order or judgment of the Bankruptcy Court, or any other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move, under Bankruptcy Rule 9023 or Rule 59 of the Federal Rules of Civil Procedure, for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed shall not prevent such order from being a Final Order.

109. “First Lien Agent” means Citicorp North America, Inc., in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement.

110. “First Lien Credit Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of September 24, 2014 (as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto), by and among ANR, as borrower, the First Lien Guarantors, the First Lien Lenders and the First Lien Agent.

111. “First Lien Guarantors” means, collectively, the Subsidiary Debtors signatory to the First Lien Credit Agreement as guarantors thereunder.

112. “First Lien Lender Claims” means, collectively, any Claims of the First Lien Lenders or the First Lien Agent arising under or in connection with the First Lien Credit Agreement and the First Lien Swap Agreements, including (a) any First Lien Lender Diminution Claim and (b) any Cross-Collateralization Claims of the First Lien Lenders or the First Lien Agent. All First Lien Lender Claims (including, for the avoidance of doubt, any Deficiency Claims arising under or in connection with the First Lien Credit Agreement) shall be Allowed in an aggregate amount equal to the full amount of such First Lien Lender Claims (including principal, interest, all other amounts due and owing as of the Petition Date and, if applicable, Postpetition Interest), and, except as expressly set forth herein or in accordance with the Global Settlement, neither such Claims nor the Distributions thereon shall be subject to reduction, disallowance, subordination, setoff or counterclaim.

113. “First Lien Lender Diminution Claim” means “Senior Lender Adequate Protection Claim” as such term is defined in the Final DIP Order and as calculated in accordance with the Diminution Claim Allowance Settlement.

114. “First Lien Lender Distributable Cash Recovery Threshold” means the Cash component of the First Lien Lender Distribution in an amount equal to $300 million, after taking into account all settlements approved pursuant to the Plan.

115. “First Lien Lender Distribution” means: (a) all Distribution Cash not distributed to other parties pursuant to the Plan, (b) the Series A Preferred Interests, (c) the First Lien Lender Takeback/Preferred Consideration and (d) 87.5% of the NewCo Equity, each as distributed to the First Lien Lenders in accordance with the Restructuring Transactions, including the Stalking Horse APA; provided that the total aggregate value as of the Effective Date of the First Lien Lender Distribution shall not exceed the aggregate amount of all Allowed Secured First Lien Lender Claims.

116. “First Lien Lender Exit Contribution” means (a) Cash or other forms of liquidity, in an amount to consistent with the First Lien Lender Settlement, the Global Settlement Term Sheet and the Confirmation Order, to

fund working capital for the Reorganized Debtors; and (b) consideration, in a form and amount consistent with the First Lien Lender Settlement, the Global Settlement Term Sheet and the Confirmation Order, to fund (i) Reclamation Activities (inclusive of any Initial Reclamation Contribution) and (ii) certain required Distributions under the Plan; provided that such Cash, other forms of liquidity or consideration, or any portion thereof, may be provided, at the option of the First Lien Lenders, by either NewCo or the First Lien Lenders.

117. “First Lien Lender Remaining Diminution Claim” means the amount of the First Lien Lender Diminution Claim remaining after giving effect to any successful credit bid by the First Lien Lenders of the First Lien Lender Diminution Claim, including with respect to the Stalking Horse APA.

118. “First Lien Lender Settlement” means the settlement embodied in the Plan and the Confirmation Order among the DIP Lenders, the DIP Agents, the First Lien Lenders, the First Lien Agent and the Debtors, entered into for mutual consideration and which includes, among other things, and in each case in consistent with the terms of the Global Settlement Term Sheet: (a) the establishment of (i) the amount, form and sources of funding of the First Lien Lender Exit Contribution, (ii) the First Lien Lender Distribution and (iii) the amount of Allowed Secured First Lien Lender Claims; and (b) the incorporation of the Unencumbered Assets Settlement and the Diminution Claim Allowance Settlement.

119. “First Lien Lender Takeback/Preferred Consideration” means a secured promissory note or loan to be issued to the First Lien Lenders by NewCo on substantially the terms set forth on Exhibit I.A.119.

120. “First Lien Lenders” means, collectively, the lenders party to the First Lien Credit Agreement or their successors or assigns.

121. “First Lien Swap Agreements” means, collectively: (a) the ISDA Master Agreement, dated as of December 20, 2010, between Debtor Alpha Natural Resources, LLC and J.P. Morgan Ventures Energy Corp. (as amended, modified or otherwise supplemented from time to time); (b) the ISDA Master Agreement, dated as of December 20, 2010, between Debtor Alpha Coal West, Inc. and J.P. Morgan Ventures Energy Corp. (as amended, modified or otherwise supplemented from time to time); (c) the ISDA Master Agreement, dated as of March 18, 2010, between Debtor Alpha Natural Resources, LLC and Barclays Bank PLC (as amended, modified or otherwise supplemented from time to time); (d) the ISDA Master Agreement, dated as of March 18, 2010, between Debtor Alpha Coal West, Inc. and Barclays Bank PLC (as amended, modified or otherwise supplemented from time to time); (e) the ISDA Master Agreement, dated as of May 6, 2013, between Debtor Alpha Natural Resources, LLC and Citibank, N.A. (as amended, modified or otherwise supplemented from time to time); and (f) the ISDA Master Agreement, dated as of May 6, 2013, between Debtor Alpha Coal West, Inc. and Citibank, N.A. (as amended, modified or otherwise supplemented from time to time).

122. “First Out DIP Agent” means Citibank, N.A., in its capacity as administrative agent and collateral agent under the First Out DIP Credit Agreement.

123. “First Out DIP Claim” means any Claim of the DIP Lenders or the First Out DIP Agent arising under or evidenced by (a) the First Out DIP Credit Agreement and (b) the Final DIP Order (with respect to obligations arising under or evidenced by the Final DIP Order related to the First Out DIP Credit Agreement).

124. “First Out DIP Credit Agreement” means the Superpriority Secured Debtor-in-Possession Credit Agreement, dated as of August 6, 2015, among ANR (as borrower), the Subsidiary Debtors signatory thereto (as guarantors), those entities identified as “Lenders” in such agreement, those entities identified as “Issuing Banks” in such agreement, the First Out DIP Agent and Citigroup Global Markets Inc. (as sole lead arranger and sole book manager), including (a) all amendments thereto and extensions thereof and (b) all security agreements and instruments related thereto.

125. “Free Cash Flow” means cash generated by the Reorganized Debtors in an amount equal to earnings before taxes, multiplied by an amount equal to one minus the tax rate applicable to the Reorganized Debtors, plus an add-back of all depreciation and amortization expenses, plus or minus, as applicable, any decrease or increase to the Reorganized Debtors’ net working capital, minus capital expenditures, measured on a quarterly basis.

126. “General Unsecured Claim” means any Claim (including, but not limited to, any Deficiency Claim) that is not an Administrative Claim, Priority Claim, Secured Claim, Cure Amount Claim, Priority Tax Claim, Prepetition Intercompany Claim, Section 510(b) Securities Claim or Section 510(b) Old Common Stock Claim.

127. “Global Settlement” means the settlement among the Global Settlement Parties, establishing the treatment of General Unsecured Claims, Second Lien Noteholder Claims and Massey Convertible Noteholder Claims pursuant to the Plan, on substantially the terms set forth in the Global Settlement Stipulation and Global Settlement Term Sheet.

128. “Global Settlement Parties” means, collectively, the Debtors, the Creditors’ Committee, the First Lien Lenders, the First Lien Agent, the Second Lien Parties, the DIP Lenders, the DIP Agents and the Massey Convertible Notes Trustee.

129. “Global Settlement Stipulation” means the Stipulation and Agreed Order Regarding Process Related Terms of Plan Settlement Term Sheet, as so ordered by the Bankruptcy Court on May 24, 2016 (Docket No. 2497).

130. “Global Settlement Term Sheet” means the term sheet attached as Exhibit A to the Global Settlement Stipulation.

131. “Governmental Unit” means a “governmental unit,” as defined in section 101(27) of the Bankruptcy Code.

132. “GUC Distribution Note” means an unsecured, non-interest-bearing promissory note, if any, issued by NewCo, in the face amount of $5,500,000, due and payable 18 months after the Effective Date (or an earlier date if such note becomes due and payable on such earlier date pursuant to its terms), and otherwise substantially on the terms set forth on Exhibit I.A.132, to be issued to holders of Allowed Category 1 General Unsecured Claims if the First Lien Lender Distributable Cash Recovery Threshold is not met.

133. “Indenture Trustee Committee Members” means, collectively, (a) the Massey Convertible Notes Trustee, (b) the 2017/2020 Notes Trustee, (c) the 2018 Notes Trustee and (d) the 2019/2021 Notes Trustee.

134. “Indenture Trustees” means, collectively: (a) the Second Lien Notes Trustee; (b) the Massey Convertible Notes Trustee; (c) the 2017/2020 Notes Trustee; (d) the 2018 Notes Trustee; and (e) the 2019/2021 Notes Trustee.

135. “Indentures” means, collectively: (a) the Second Lien Notes Indentures; (b) the Massey Convertible Notes Indenture; (c) the 2017/2020 Notes Indenture; (d) the 2018 Notes Indenture; and (e) the 2019/2021 Notes Indenture.

136. “Independent Director” means a director who would qualify as an “independent director” of (a) each member of the Creditors’ Committee, (b) the DIP Agent, (c) each of the DIP Lenders, (d) the First Lien Agent and (e) each of the First Lien Lenders within the meaning of Rule 303A.02 of the New York Stock Exchange.

137. “Initial Reclamation Contribution” means the total aggregate amount of any portion of the Reclamation Funding Amount contributed on the Effective Date to one or more Restricted Cash Reclamation Accounts.

138. “Insurance Contract” means any policy of third party liability insurance under which any of the Debtors could have asserted, did assert or may in the future assert a right to coverage for any claim, together with any other contracts that pertain or relate to such policy.

139. “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date: (a) as to which any Insurer is obligated in whole or in part pursuant to the terms, conditions, limitations and exclusions of its Insurance Contract(s) to pay any judgment, settlement or contractual obligation with respect to the Debtors; or (b) that any Insurer otherwise agrees to pay in whole or in part as part of a settlement or compromise of a claim made under the applicable Insurance Contract(s).

140. “Insurer” means any Person that issued, or provides coverage under, an Insurance Contract.

141. “Intercompany Claim” means any Claim held by any Debtor against another Debtor.

142. “Intercreditor Agreements” means, together, and as such documents may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto, (a) the Second Lien Intercreditor Agreement, dated as of May 20, 2014, among the First Lien Agent, the Second Lien Notes Trustee and the other parties thereto and (b) the Debtor-in-Possession Pledge and Security and Intercreditor Agreement, dated as of August 6, 2015, among ANR (as grantor), the additional grantors party thereto, Citibank, N.A. (as term agent, term LC agent and bonding LC agent) and the other agents party thereto.

143. “Interest” means the rights and interests of the holders of the Old Common Stock of any Debtor, any other instruments evidencing an ownership interest in a Debtor and the rights of any Person to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants.

144. “Internal Revenue Code” means title 26 of the United States Code, as now in effect or hereafter amended.

145. “Lender Settlements Order” means the Order (I) Approving Certain Settlements and (II) Granting Related Relief (Docket No. 2440) which approved, among other things, the Unencumbered Assets Settlement and the Diminution Claim Allowance Settlement.

146. “Liabilities” means any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Recovery Actions, Derivative Claims, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, agreement, employment, exposure or other occurrence taking place on or prior to the Effective Date.

147. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

148. “Massey Convertible Noteholder” means a holder of Massey Convertible Notes.

149. “Massey Convertible Noteholder Cash Component” means Distribution Cash in an amount equal to the aggregate amount of reasonable and documented fees and expenses of the Massey Convertible Notes Trustee (and its counsel) that are incurred but unpaid as of the Effective Date, not to exceed $875,000.

150. “Massey Convertible Noteholder Claims” means, collectively, any Claims of the Massey Convertible Notes Trustee or Massey Convertible Noteholders arising under or in connection with the Massey Convertible Notes Indenture, including any Massey Convertible Notes Diminution Claims.

151. “Massey Convertible Notes” means the 3.25% convertible notes issued under the Massey Convertible Notes Indenture.

152. “Massey Convertible Notes Diminution Claims” means any Claims arising in connection with the “Massey Convertible Notes Adequate Protection Obligations” as such term is defined in the Final DIP Order.

153. “Massey Convertible Notes Guarantors” means the Subsidiary Debtors party to the Massey Convertible Notes Indenture, as guarantors.

154. “Massey Convertible Notes Indenture” means the indenture, dated August 12, 2008, as the same may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto, among Debtor Alpha Appalachia Holdings, Inc. (f/k/a Massey Energy Company), as issuer, the Massey Convertible Notes Guarantors and the Massey Convertible Notes Trustee, relating to the 3.25% convertible senior notes due 2015.

155. “Massey Convertible Notes Trustee” means, together, Computershare Trust Company, N.A. and Computershare Trust Company of Canada, in their capacities as successor trustee under the Massey Convertible Notes Indenture.

156. “Material Non-Reserve Price Assets” means, collectively, (a) all Non-Reserve Price Assets other than the Designated Non-Reserve Price Assets and (b) any Designated Non-Reserve Price Assets that, individually or collectively, are responsible for revenue generation.

157. “Material Reorganized ANR Asset Sale” means a sale, in any single or related transaction, of Reorganized ANR assets that represent 20% or more of Reorganized ANR’s trailing 12-month revenue at the time the transaction or transactions are closed.

158. “Material Reorganized ANR Transaction” means any transaction pursuant to which (a) the Reorganized Debtors sell or otherwise transfer assets that collectively generated 20% or more of the Reorganized Debtors’ trailing 12-month revenue at the time such transaction is closed; or (b) a change in Control of any Reorganized Debtor is effected, provided that if, following such a transaction described in the foregoing clause (b), Reorganized ANR remains the direct or indirect parent of the applicable Reorganized Debtor, such transaction shall not constitute a Material Reorganized ANR Transaction.

159. “Material Reserve Price Asset” means any Reserve Price Asset the removal of which from the Stalking Horse Bid, either on its own or in the aggregate with other Reserve Price Assets, would have a negative impact on the revenues of NewCo greater than or equal to 10% as projected in the Business Plan.

160. “MEPP Claims” means any Claims arising, or related to the period, prior to the Effective Date in connection with the United Mine Workers of America 1974 Pension Plan, including any Claims related to any withdrawal liability.

161. “NewCo” means any legal entity or entities created in order to facilitate a successful credit bid by the First Lien Lenders for any of the Debtors’ Assets pursuant to a Sale Order.

162. “NewCo ABL Facility” means a delayed draw asset-based lending facility, on substantially the terms set forth on Exhibit I.A.162, in the aggregate amount of $45.0 million less an amount equal to 5.0% of the first $50.0 million of any proceeds received by the Debtors in connection with any Reserve Price Assets Sale.

163. “NewCo ABL Participation Rights” means the rights of holders of Allowed Secured Second Lien Noteholder Claims to participate as lenders in the NewCo ABL Facility, subject to the terms thereof.

164. “NewCo Asset Sale” means the purchase and sale transaction contemplated by the Stalking Horse APA.

165. “NewCo Assets” means, collectively, the Reserve Price Assets to be sold and transferred to NewCo as of the Effective Date pursuant to the Stalking Horse APA and the Plan.

166. “NewCo Common Stock” means, collectively, the shares of common stock of NewCo, authorized pursuant to the certificate of incorporation of NewCo.

167. “NewCo Contribution” means, collectively: (a) the GUC Distribution Note, if any; (b) the Category 2 NewCo Common Stock Distribution; (c) the NewCo Warrants; (d) the Second Lien Distribution Note, if any; (e) the Second Lien NewCo Equity Distribution; (f) the NewCo ABL Participation Rights; and (g) any funding that may be provided by NewCo in connection with the Resolution of Reclamation Obligations.

168. “NewCo Equity” means, collectively, all NewCo Common Stock and NewCo Preferred Interests.

169. “NewCo Preferred Interests” means preferred stock (or similar rights or interests) of NewCo, authorized pursuant to the certificate of incorporation of NewCo (or comparable constituent documents), substantially on the terms set forth on Exhibit I.A.169.

170. “NewCo Warrant Agreement” means the warrant agreement governing the NewCo Warrants, which will be substantially in the form of Exhibit I.A.170.

171. “NewCo Warrants” means, collectively, the warrants to acquire NewCo Common Stock, on substantially the terms set forth in the NewCo Warrant Agreement.

172. “Non-Material Non-Reserve Price Assets” means, collectively, all Non-Reserve Price Assets other than Material Non-Reserve Price Assets.

173. “Non-Material Reserve Price Assets” means, collectively, all Reserve Price Assets other than Material Reserve Price Assets.

174. “Non-Reserve Price Assets” means, collectively, all Assets that are not Reserve Price Assets.

175. “Noteholder Claim” means any Claim under or evidenced by a Note, which Claim includes, but is not limited to, principal and interest as of the Petition Date and, only if applicable, Postpetition Interest.

176. “Notes” means, collectively: (a) the Second Lien Notes; (b) the Massey Convertible Notes; (c) the 2017 Notes; (d) the 2018 Notes; (e) the 2019 Notes; (f) the 2020 Notes; and (g) the 2021 Notes.

177. “Notice Parties” means: (a) prior to the Effective Date, the Debtors, the Creditors’ Committee, the Retiree Committee, the DIP Agents, the First Lien Agent, the Ad Hoc Committee of Second Lien Noteholders, the Second Lien Notes Trustee and the UMWA; and (b) on or after the Effective Date, the Reorganized Debtors, counsel to the First Lien Agent and, solely with respect to matters addressed in Section VI.A, the Claims Oversight Committee.

178. “Official Committees” means, together, the Creditors’ Committee and the Retiree Committee.

179. “Old Common Stock” means, when used with reference to a particular Debtor, the common stock, membership interests, partnership interests or other capital stock issued by such Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto.

180. “OPEB Claims” means, collectively, any Claims, whether asserted by current or former employees of the Debtors, their heirs or beneficiaries, against the Debtors based upon, arising under or related to any agreement, commitment or other obligation, whether evidenced by contract, agreement, rule, regulation, ordinance, statute or law for any post-retirement health, vision, dental, life and death benefits provided to retired employees of the Debtors and their surviving beneficiaries.

181. “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Compensation of Professionals Utilized by the Debtors in the Ordinary Course of Business (Docket No. 346), entered by the Bankruptcy Court on September 3, 2015.

182. “Other Secured Claims” means, collectively, Secured Claims that are not Administrative Claims, First Lien Lender Claims, Second Lien Noteholder Claims or Massey Convertible Noteholder Claims.

183. “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation and an agency of the United States that administers the defined benefit pension plan termination insurance program under Title IV of ERISA.

184. “PBGC Claim” means any Claim of the PBGC, whether Filed by the PBGC or scheduled by the Debtors.

185. “Pension Claims” means, collectively, (a) any Claims (other than OPEB Claims), whether asserted by current or former employees of the Debtors, their heirs or beneficiaries, against the Debtors based upon, arising under or related to any agreement, commitment or other obligation, whether evidenced by contract, agreement, rule, regulation, ordinance, statute or law for any pension, disability or other post-retirement payment or distribution in respect of the employment of current or former employees, and (b) any PBGC Claim that is a General Unsecured Claim.

186. “Pension Plans” means, individually and collectively, the pension plans of the Debtors (a) that are tax-qualified defined benefit pension plans covered by ERISA and (b) for which the Debtors are contributing sponsors.

187. “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

188. “Petition Date” means August 3, 2015, the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

189. “Plan” means this second amended joint plan of reorganization for the Debtors, and all Confirmation Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

190. “PLR Order” means the Order Authorizing: (I) the Sale of the Debtors’ Oil and Gas Assets in Pennsylvania, Free and Clear of Liens, Claims and Encumbrances, Pursuant to the Terms of Asset Purchase Agreement and Sections 105 and 363 of the Bankruptcy Code; and (II) the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, Pursuant to Section 365 of the Bankruptcy Code and related exhibits (Docket Nos. 2550; 2551; 2552), entered by the Bankruptcy Court on May 26, 2016, as they may be amended, supplemented or otherwise modified.

191. “Postpetition Intercompany Claim” means any Intercompany Claim that is not a Prepetition Intercompany Claim.

192. “Postpetition Interest” means: (a) for a Noteholder Claim, the contractual rate of interest set forth in the applicable Indenture; (b) the rate of interest set forth in the contract or other applicable document between the holder of a Claim and the applicable Debtor giving rise to such holder’s Claim; (c) such interest, if any, as otherwise agreed to by the holder of a Claim and the applicable Debtor; or (d) if none of the foregoing apply, the Federal Judgment Rate.

193. “Prepetition Intercompany Claim” means an Intercompany Claim that arose prior to the Petition Date.

194. “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

195. “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

196. “Pro Rata” means, when used with reference to a Distribution of property to holders of Allowed Claims in a particular Class or other specified group of Claims pursuant to Article II, proportionately so that, with respect to a particular Allowed Claim in such Class or in such group, the ratio of (a)(i) the amount of property to be distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property to be distributed on account of all Allowed Claims in such Class or group of Claims to (ii) the amount of all Allowed Claims in such Class or group of Claims. Until all Disputed Claims in a Class are resolved, Disputed Claims shall be treated as Allowed Claims in their Face Amount for purposes of calculating Pro Rata Distribution of property to holders of Allowed Claims in such Class. With respect to Distributions on account of Allowed Second Lien Category 2 General Unsecured Claims in Class 6B and Allowed Non-Second Lien Category 2 General Unsecured Claims in Class 6C, “Pro Rata” shall refer to the pro rata Distribution of that portion of the Category 2 General Unsecured Claims Asset Pool that would have been attributable to such Claims had such Claims been classified in the same Class.

197. “Professional” means any professional (a) employed in the Chapter 11 Cases pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code (other than a professional entitled to receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order) or (b) seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

198. “Qualified Buyer” means a buyer reasonably determined by Reorganized ANR to have the financial wherewithal to fulfill the obligation to satisfy the applicable portion of the Reorganized ANR Contingent Revenue Payment assumed by such buyer, as demonstrated by a forecast of such buyer’s pro forma cash flows over a period at least equal to the remaining term of the Reorganized ANR Contingent Revenue Payment, which forecast is based upon reasonable assumptions regarding, among other things, the impact of the Reorganized ANR Contingent Revenue Payment obligation and other costs and expenses.

199. “Reclamation Activities” means, collectively, the post-Effective Date activities of the Reorganized Debtors conducted pursuant to permits issued by a regulatory agency related to the environmental restoration of lands or streams after coal mining in an area has been completed. This definition shall include, but is not limited to, the removal of structures, earthwork (including, but not limited to, backfilling, sealing portals and breakdown of spoil or fill areas), final regrade and topsoil placement, pond cleaning and removal, mine drainage, culverts and ditches (including, but not limited to, the establishment of long term drainage structures and the maintenance of the same), establishing vegetation and planting trees, mitigation and the construction of water treatment systems. For the avoidance of doubt, ongoing operations and maintenance costs associated with water treatment systems are not included in this definition.

200. “Reclamation Funding Amount” means consideration in a form and amount to be agreed upon pursuant to the Resolution of Reclamation Obligations and approved by the Confirmation Order, including any Initial Reclamation Contribution, to be contributed into one or more Restricted Cash Reclamation Accounts.

201. “Reclamation Obligation Resolution Parties” means the Governmental Units party to the Resolution of Reclamation Obligations.

202. “Reclamation Threshold Amount” means an amount equal to the sum of (a) the Reclamation Funding Amount and (b) an amount to be determined pursuant to the Resolution of Reclamation Obligations constituting the maximum aggregate amount of Excess Free Cash Flow to be deposited by the Reorganized Debtors into the Restricted Cash Reclamation Accounts.

203. “Recovery Actions” means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 542, 544, 547, 548, 549 and 550 of the Bankruptcy Code and other similar state law claims and causes of action.

204. “Reinstated” or “Reinstatement” means rendering a Claim or Interest unimpaired within the meaning of section 1124 of the Bankruptcy Code. Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that a Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the Debtors’ sole discretion, in accordance with one of the following:

a.	The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

b.	Notwithstanding any contractual provisions or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

i.	any such default that occurred before or after the commencement of the applicable Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

ii.	the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

iii.	the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law;

iv.	if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, the holder of such Claim will be compensated for any actual pecuniary loss incurred by such holder as a result of such failure; and

v.	the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

205. “Released Parties” means, collectively and individually, and, in each case, solely in their capacity as such: (a) the Debtors; (b) the Estates; (c) the Reorganized Debtors; (d) the DIP Agents; (e) the DIP Lenders; (f) the First Lien Agent; (g) the First Lien Lenders; (h) the Creditors’ Committee and its members; (i) the Massey Convertible Notes Trustee; (j) the Second Lien Parties; (k) NewCo; (l) the Unsecured Notes Indenture Trustee; and (m) with respect to (a) through (l), each such Person’s respective Representatives and affiliates.

206. “Reorganized …” means, when used in reference to a particular Debtor, such Debtor on or after the Effective Date.

207. “Reorganized ANR Cash Shortfall” means the amount of Cash and Cash equivalents on Reorganized ANR’s balance sheet less $20 million, to the extent such amount is a negative number, at any time prior to September 30, 2018.

208. “Reorganized ANR Common Stock” means the shares of common stock of Reorganized ANR, authorized pursuant to the certificate of incorporation of Reorganized ANR, to be initially issued pursuant to the Plan as of the Effective Date; provided, however, that the form of security or securities comprising Reorganized ANR Common Stock may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

209. “Reorganized ANR Contingent Revenue Payment” means a contingent revenue payment, commencing 18 months after the Effective Date, and calculated and payable annually during the five-year period thereafter, consisting of: (a) (i) 1.5% of the annual gross revenues of the Reorganized Debtors, up to $500 million, provided that, in the event that any Non-Material Non-Reserve Price Assets are sold, such percentage shall be increased to a percentage sufficient to restore the Reorganized ANR Contingent Revenue Payment to the amount it would have equaled absent such sale, and (ii) 1.0% of annual gross revenues of the Reorganized Debtors in excess of $500 million, provided further that, for the avoidance of doubt, “gross revenues” as used in this Section I.A.209 shall not include any funds deposited by NewCo into any accounts established in accordance with the Plan and/or the Resolution of Reclamation Obligations; and (b) the Contingent Reorganized ANR Consideration, if any.

210. “Reorganized ANR Contingent Revenue Payment Allocation” means a portion of the Reorganized ANR Contingent Revenue Payment, if any, reallocated from the Category 2 General Unsecured Claims Asset Pool to the Category 1 General Unsecured Claims Asset Pool, in a total aggregate amount not to exceed the lesser of (a) the Category 1 Recovery Deficiency, if any, and (b) $5.0 million.

211. “Reorganized ANR Preferred Interests” means, collectively, the Series A Preferred Interests and the Series B Preferred Interests, substantially on the terms set forth on Exhibit I.A.211.

212. “Reorganized Debtors” means the Debtors on and after the Effective Date and any entities created as part of the Restructuring Transactions, including but not limited to Reorganized ANR; provided that (a) Reorganized ANR may mean a newly-formed entity organized pursuant to Section IV.B hereof and (b) in no event shall NewCo be considered a Reorganized Debtor.

213. “Representatives” means, with respect to any Person, any successor, predecessor, assign, subsidiary, affiliate, current or former managed account or fund, officer, director, member of a limited liability company, employee, partner, agent, attorney, advisor, investment banker, financial advisor, accountant, actuary, consultant or other Professional of such Person, in each case in such capacity, serving on or after the Petition Date.

214. “Reserve Price Assets” means, collectively, the assets identified as “Reserve Price Assets” on the Reserve Price Assets Schedule.

215. “Reserve Price Assets Schedule” means the schedule identifying the Reserve Price Assets, attached hereto as Exhibit I.A.215.

216. “Resolution of Reclamation Obligations” means, collectively, any agreed-upon resolutions with the Reclamation Obligation Resolution Parties, approved pursuant to the Confirmation Order or any other order of the Bankruptcy Court, regarding the Reclamation Activities, on substantially the terms set forth on Exhibit I.A.216.

217. “Restricted Cash Reclamation Accounts” means, collectively, any accounts created pursuant to the Resolution of Reclamation Obligations for the sole purpose of funding Reclamation Obligations to the Reclamation Obligation Resolution Parties up to the Reclamation Threshold Amount.

218. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, reorganizations, transfers, dispositions (including, for the avoidance of doubt, any asset dispositions closing under or in connection with the Plan in connection with any Core Asset Sale Order), conversions, liquidations or dissolutions that the Debtors determine to be necessary or appropriate to effectuate the Distributions contemplated hereby, the NewCo Asset Sale and/or effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure of the Reorganized Debtors, as described in greater detail in Section IV.B.

219. “Retiree Committee” means the official committee of retired employees appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as such committee is constituted from time to time.

220. “Sale Orders” means, collectively, and as such orders may be modified, amended, supplemented or otherwise revised: (a) the Order (I) Approving Bidding and Sale Procedures for Certain Mining Properties and Related Assets, (II) Approving the Form and Manner of Notice of the Related Assumption and Assignment of Executory Contracts and Unexpired Leases and (III) Scheduling an Auction and Sale Hearing (Docket No. 855), entered by the Bankruptcy Court on November 6, 2015; (b) any other sale order entered by the Bankruptcy Court in connection with the Debtors’ Combined Motion for Entry of (A) an Order Establishing Bidding and Sale Procedures for the Potential Sale of Certain Mining Properties and Related Assets and Granting Related Relief and (B) One or More Orders Approving the Sale of Such Properties (Docket No. 707), Filed by the Debtors on October 22, 2015; (c) any Core Asset Sale Order; and (d) the Confirmation Order.

221. “Schedules” means the schedules of assets and liabilities and the statement of financial affairs Filed by each Debtor on October 2, 2015, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.

222. “Second Lien Distribution Note” means an unsecured promissory note, if any, issued by NewCo, in a face amount equal to the amount of the Second Lien Noteholder Distribution Cash Component, substantially on the terms set forth on Exhibit I.A.222.

223. “Second Lien NewCo Equity Distribution” means (a) 7.5% of the NewCo Common Stock and (b) NewCo Preferred Interests representing an aggregate value equal to the total value of NewCo Equity as of the Effective Date less $300 million, to be distributed on account of Allowed Secured Second Lien Noteholder Claims in accordance with Section II.B.3.

224. “Second Lien Noteholder” means a holder of Second Lien Notes.

225. “Second Lien Noteholder Claims” means, collectively, any Claims of the Second Lien Notes Trustee or Second Lien Noteholders arising under or in connection with the Second Lien Notes Indentures, including (a) any Second Lien Noteholder Diminution Claims and (b) any Cross-Collateralization Claims of the Second Lien Notes Trustee or the Second Lien Noteholders.

226. “Second Lien Noteholder Diminution Claims” means “Noteholder Adequate Protection Claims” as such term is defined in the Final DIP Order.

227. “Second Lien Noteholder Distribution” means: (a) to the extent that the aggregate value of all NewCo Equity plus the First Lien Lender Takeback/Preferred Consideration is greater than $300 million, the Second Lien NewCo Equity Distribution; and (b) the Second Lien Noteholder Reserve Price Assets Distribution, as further described on Exhibit I.A.227. For the avoidance of any doubt, the Second Lien Noteholder Distribution is subject to the Ad Hoc Committee of Second Lien Noteholders’ rights to allocate the consideration described in the section of the Second Lien Noteholder Settlement entitled “Other Plan Distributions to Second Lien Parties,” which proposed allocation was further described on pages 45-46 of the Disclosure Statement.

228. “Second Lien Noteholder Distribution Cash Component” means 5.0% of the aggregate proceeds received by the Estates in connection with any sale of Reserve Price Assets in excess of $50 million; provided that the aggregate amount of any portion of the Second Lien Noteholder Distribution Cash Component arising from the sale of the Designated Reserve Price Assets shall not exceed $12,500,000.

229. “Second Lien Noteholder Reserve Price Assets Distribution” means Distribution Cash in a total aggregate amount equal to the Second Lien Noteholder Distribution Cash Component; provided that if the First Lien Lender Distributable Cash Recovery Threshold is not met, no Cash shall be provided as part of the Second Lien Noteholder Reserve Price Assets Distribution, and the Second Lien Noteholder Reserve Price Assets Distribution shall consist solely of the Second Lien Distribution Note.

230. “Second Lien Noteholder Settlement” means the settlement among the Debtors, the Second Lien Parties, the First Lien Lenders, the First Lien Agent, the DIP Lenders and the DIP Agents, on substantially the terms set forth in the Second Lien Noteholder Settlement Stipulation, resolving (a) issues in connection with the treatment of Second Lien Noteholder Claims and (b) certain intercreditor issues between the Second Lien Noteholders and the First Lien Lenders.

231. “Second Lien Noteholder Settlement Stipulation” means the Stipulation By and Among the Debtors, the Prepetition Agent, the Ad Hoc Committee of Second Lien Noteholders and the Second Lien Notes Trustee, attached as Annex A to the Notice of Filing of Stipulation By and Among the Debtors, the Prepetition Agent, the Ad Hoc Committee of Second Lien Noteholders and the Second Lien Notes Trustee (Docket No. 2421), Filed with the Bankruptcy Court on May 14, 2016.

232. “Second Lien Noteholder Settlement Term Sheet” means the term sheet attached as Exhibit A to the Second Lien Noteholder Settlement Stipulation.

233. “Second Lien Notes” means the 7.50% senior secured notes issued under the Second Lien Notes Indentures.

234. “Second Lien Notes Indentures” means, together, and as such documents may have been subsequently modified, amended, supplemented or otherwise revised from time to time, and together with all instruments, documents and agreements related thereto: (a) the indenture, dated May 20, 2014, among ANR, as issuer, the First Lien Guarantors and the Second Lien Notes Trustee, relating to the $500 million principal amount senior secured 7.50% notes due 2020; and (b) the indenture, dated March 23, 2015, among ANR, as issuer, the First Lien Guarantors and the Second Lien Notes Trustee, relating to the $214 million principal amount Series B senior secured 7.50% notes due 2020.

235. “Second Lien Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee and collateral agent under the Second Lien Notes Indentures.

236. “Second Lien Parties” means, collectively, (a) the Ad Hoc Committee of Second Lien Noteholders and (b) the Second Lien Notes Trustee.

237. “Second Out DIP Agent” means Citicorp North America, Inc., in its capacity as administrative agent and collateral agent under the Second Out DIP Credit Agreement.

238. “Second Out DIP Claim” means any Claim of the DIP Lenders or the Second Out DIP Agent arising under or evidenced by (a) the Second Out DIP Credit Agreement and (b) the Final DIP Order (with respect to obligations arising under or evidenced by the Final DIP Order related to the Second Out DIP Credit Agreement).

239. “Second Out DIP Credit Agreement” means the Superpriority Secured Second Out Debtor-in-Possession Credit Agreement, dated as of September 18, 2015, among ANR (as borrower), the Subsidiary Debtors signatory thereto (as guarantors), those entities identified as “Lenders” in such agreement, those entities identified as “Issuing Banks” in such agreement, the Second Out DIP Agent and Citigroup Global Markets Inc. (as sole lead arranger and sole book manager), including (a) all amendments thereto and extensions thereof and (b) all security agreements and instruments related thereto.

240. “Secondary Liability Claim” means a Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort, guaranty or other obligation of another Debtor, including any Claim based on: (a) vicarious liability; (b) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; (c) guaranties of collection, payments or performance; (d) indemnity bonds, obligations to indemnify or obligations to hold harmless; (e) performance bonds; (f) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor or relating to the obligations or performance of another Debtor; (g) several liability of a member of a consolidated (or equivalent) group of corporations for Taxes of other members of the group or of the entire group; or (h) any other joint or several liability, including Claims for indemnification or contribution, that any Debtor may have in respect of any obligation that is the basis of a Claim.

241. “Section 510(b) Old Common Stock Claim” means any Claim (a) arising from rescission of a purchase or sale of Old Common Stock; (b) for damages arising from the purchase or sale of Old Common Stock; or (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

242. “Section 510(b) Securities Claim” means any Claim (a) arising from rescission of a purchase or sale of a Note or any other security of a Debtor other than Old Common Stock; (b) for damages arising from the purchase or sale of a Note or any other security of a Debtor other than Old Common Stock; or (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

243. “Secured … Claim” means a Secured Claim of the particular type specified.

244. “Secured Claim” means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

245. “Secured Tax Claim” means a Secured Claim arising out of a Debtor’s liability for any Tax.

246. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a, et seq.

247. “Series A Preferred Interests” means preferred stock (or similar rights or interests) of Reorganized ANR, authorized pursuant to the certificate of incorporation of Reorganized ANR (or comparable constituent documents), substantially on the terms set forth on Exhibit I.A.247; provided, however, that the form of security or securities comprising Series A Preferred Interests may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

248. “Series B Preferred Interests” means preferred stock (or similar rights or interests) of Reorganized ANR, authorized pursuant to the certificate of incorporation of Reorganized ANR (or comparable constituent documents), substantially on the terms set forth on Exhibit I.A.248; provided, however, that the form of security or securities comprising Series B Preferred Interests may be altered consistent with the Restructuring Transactions and the economics of the Global Settlement Term Sheet.

249. “Settlement Termination Event” shall have the meaning given to such term in the Global Settlement Term Sheet.

250. “Stalking Horse APA” means the asset purchase agreement attached hereto as Exhibit I.A.250 (together with all related documentation) governing the NewCo Asset Sale, subject to approval pursuant to the Confirmation Order.

251. “Stalking Horse Bid” means the stalking horse credit bid of the First Lien Lenders on the Reserve Price Assets, authorized pursuant to the Bidding Procedures Order.

252. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor and a holder of a Claim or Interest, that, prior to the Effective Date, is approved by the Bankruptcy Court (including, but not limited to, agreements settling claims pursuant to authority granted under claims settlement procedures established by order of the Bankruptcy Court in the Chapter 11 Cases), or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest. Any such stipulation or other agreement between any Reorganized Debtor and a holder of a Claim or Interest executed after the Effective Date is not subject to approval of the Bankruptcy Court.

253. “Subsidiary Debtor” means any Debtor other than ANR.

254. “Subsidiary Debtor Equity Interest” means any Interests in a Debtor other than ANR.

255. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, gross margin, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property or windfall, profits, custom, duty or other tax, governmental fee or like assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Person; provided that obligations related to Reclamation Activities arising in connection with any Resolution of Reclamation Obligations shall not constitute Taxes within the meaning of this Section I.A.255.

256. “Third Party Disbursing Agent” means the Person expressly designated by a Debtor or Reorganized Debtor to act as a Disbursing Agent pursuant to Article V.

257. “Tort Claim” means any Claim that has not been settled, compromised or otherwise resolved that (a) arises out of allegations of personal injury, wrongful death, property damage, products liability or similar legal theories of recovery; or (b) arises under any federal, state or local statute, rule, regulation or ordinance governing, regulating or relating to health, safety, hazardous substances or the environment; provided that any Claims related to Reclamation Activities shall not constitute Tort Claims within the meaning of this Section I.A.257.

258. “Treasury Rate” means the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Effective Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to five years.

259. “UMWA” means the United Mine Workers of America.

260. “UMWA Funds” means, collectively, (a) the United Mine Workers of America 1974 Pension Plan and Trust; (b) the United Mine Workers of America 1993 Benefit Plan and Trust; (c) the United Mine Workers of America 2012 Retiree Bonus Account Plan; (d) the United Mine Workers of America Cash Deferred Savings Plan of 1988; (e) the United Mine Workers of America Combined Benefit Fund; and (f) the United Mine Workers of America 1992 Benefit Plan.

261. “Unencumbered Assets” means, collectively, the Assets identified on Exhibit A to the Lenders Settlements Order.

262. “Unencumbered Assets Settlement” means the settlement among the Debtors and the First Lien Lenders, approved by the Bankruptcy Court pursuant to the Lender Settlements Order, with respect to the assets agreed to have been unencumbered as of the Petition Date or with respect to which the Liens and security interests under the First Lien Credit Agreement were agreed to be unperfected as of such date.

263. “Unexpired Lease” means a lease to which a Debtor is a party that is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.

264. “Union Claims” means, collectively, any Claims asserted in the Chapter 11 Cases against the Debtors by the UMWA or the UMWA Funds (including, but not limited to, proofs of claim numbered 8999 and 9023 Filed by the UMWA), as such Claims (a) may be amended or (b) are modified by the 1113/1114 Order.

265. “United States Trustee” means the Office of the United States Trustee for Region Four.

266. “Unsecured Notes Indenture Trustee” means, collectively, the 2017/2020 Notes Trustee, the 2018 Notes Trustee and the 2019/2021 Notes Trustee.

267. “Unvested Non-Pension Benefits Motion” means the Motion of the Debtors, Pursuant to Section 363 of the Bankruptcy Code, for an Order Authorizing Debtors to Terminate Certain Unvested Non-Pension Benefits (Docket No. 797), Filed by the debtors on November 3, 2015.

268. “Voting Deadline” means the deadline for submitting Ballots either to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code that is specified in the Disclosure Statement, the Ballots or related solicitation documents approved by the Bankruptcy Court.

B.	Rules of Interpretation and Computation of Time

1.	Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference herein to an existing document or Confirmation Exhibit Filed or to be Filed shall mean such document or Confirmation Exhibit, as it may have been or may be amended, restated, supplemented or otherwise modified pursuant to the Plan, the Confirmation Order or otherwise; (d) any reference to a Person as a holder of a Claim or Interest includes that Person’s successors, assigns and Affiliates; (e) all references to Sections, Articles or Confirmation Exhibits are references to Sections, Articles and Confirmation Exhibits of or to the Plan; (f) the words “herein,” “hereunder,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a substantive part, or to affect the interpretation, of the Plan; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to the extent not inconsistent with any other provision of this Section.

2.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS;

CRAMDOWN; EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified under the Plan for all purposes, including voting, Confirmation and Distribution. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in Section II.A, have not been classified and thus are excluded from the Classes described in Section II.B. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Notwithstanding the foregoing, in no event shall any holder of an Allowed Claim be entitled to receive payments or Distributions under the Plan that, in the aggregate, exceed the Allowed amount of such holder’s Claim.

A.	Unclassified Claims

1.	Payment of Administrative Claims

a.	Administrative Claims in General

Except as specified in this Section II.A.1, and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, or unless an order of the Bankruptcy Court provides otherwise, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Distribution Cash equal to the amount of such Allowed Administrative Claim either: (a) on the Effective Date or as soon as reasonably practicable thereafter; or (b) if the Administrative Claim is not allowed as of the Effective Date, no later than 30 days after the date on which such Administrative Claim becomes an Allowed Claim.

b.	Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing or in the Confirmation Order, will be paid by the Debtors in Distribution Cash equal to the amount of such Administrative Claims. Any fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date will be paid by the applicable Reorganized Debtor in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

c.	Ordinary Course Liabilities

Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, Administrative Claims of Governmental Units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.G.4 and Intercompany Claims that are Administrative Claims, will be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, without further action by the holders of such Administrative Claims or further approval by the Bankruptcy Court.

d.	DIP Claims

All DIP Claims shall be Allowed Claims. On or before the Effective Date, unless otherwise agreed by the holder of a DIP Claim and the applicable Debtor or Reorganized Debtor, Allowed DIP Claims will be paid in Distribution Cash in an amount equal to the full amount of those Claims. Allowed DIP Claims will be satisfied, first, from Unencumbered Assets, according to the following priority: (a) First Out DIP Claims; and (b) Second Out DIP Claims. To the extent that Unencumbered Assets are insufficient to satisfy all Allowed DIP Claims in full, Allowed DIP Claims will be satisfied from Encumbered Assets, according to the following priority: (a) First Out DIP Claims; and (b) Second Out DIP Claims.

e.	Fees and Expenses of Creditors’ Committee Members and the Unsecured Notes Trustee

Subject to the terms of this Section II.A.1.e, (a) the reasonable and documented fees and expenses of the Unsecured Notes Indenture Trustee (including its counsel and other advisors) and (b) the expenses of other members of the Creditors’ Committee that are not Indenture Trustee Committee Members (excluding, with respect to such members of the Creditors’ Committee that are not Indenture Trustee Committee Members, their individual legal and other advisor fees) shall be Allowed Administrative Claims or otherwise paid in Cash on the Effective Date, in each case without reduction to the recoveries of holders of Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims; provided that the total aggregate fees and expenses of the Indenture Trustee Committee Members (including their counsel and other advisors) other than the Massey Convertible Notes Trustee (and its counsel and other advisors) constituting Allowed Administrative Claims shall not exceed $875,000. For the avoidance of doubt, no member of the Creditors’ Committee (other than the Indenture Trustee Committee Members) shall seek payment from the Debtors or the Estates of such member’s legal or other advisory fees incurred in its capacity as a member of the Creditors’ Committee, pursuant to a motion for substantial contribution or otherwise, and no payment shall be made by the Debtors or the Estates to any member of the Creditors’ Committee (other than the Indenture Trustee Committee Members pursuant to this provision) on account of such legal or other advisory fees; provided that nothing herein shall limit any member of the Creditors’ Committee from seeking payment of their individual legal fees based on a claim or entitlement unrelated to their capacities as members of the Creditors’ Committee. To the extent that any fees or expenses of the Indenture Trustee Committee Members (and their counsel) are not paid in accordance with the provisions of the Plan, nothing in the Plan shall prevent the Indenture Trustee Committee Members from asserting a charging lien against any recoveries received on account of the applicable noteholders for payment of such unpaid amounts; provided, that in the event the Indenture Trustee Committee Members exercise a charging lien against such recoveries, the Debtors shall use commercially reasonable efforts to assist such Indenture Trustee Committee Members in liquidating securities otherwise payable to such noteholders under the Plan. If the Reorganized Debtors expressly request (in writing) post-Effective Date assistance from the Indenture Trustee Committee Members, the Indenture Trustee Committee Members will be paid their reasonable and documented fees and expenses, solely to the extent of the post-Effective Date assistance requested by the Reorganized Debtors, not subject to the cap set forth in this Section II.A.1.e.

f.	Fees and Expenses of Ad Hoc Committee of Second Lien Noteholders

The Debtors shall pay all reasonable and documented fees and expenses of the Ad Hoc Committee of Second Lien Noteholders (and its counsel) as and to the extent provided under paragraph 17(d) of the Final DIP Order and other existing agreements among the Debtors and the Second Lien Parties in connection with the Bankruptcy Cases that are incurred prior to the Effective Date in connection with the Chapter 11 Cases without a reduction to the recoveries of holders of Allowed Second Lien Noteholder Claims (subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent that invoices of the Ad Hoc Committee of Second Lien Noteholders (and its counsel) are submitted after the Effective Date, but relate to reasonable and documented fees and expenses incurred prior to the Effective Date consistent with the prior sentence, such invoices shall be paid by the Reorganized Debtors as soon as reasonably practicable.

g.	Fees and Expenses of Second Lien Notes Trustee

Subject to the terms of this Section II.A.1.g, the Debtors shall pay all reasonable and documented fees and expenses of the Second Lien Notes Trustee (and its counsel) as and to the extent provided under paragraph 17(d) of the Final DIP Order and other existing agreements among the Debtors and the Second Lien Notes Trustee that are incurred prior to the Effective Date in connection with the Bankruptcy Cases without a reduction to the recoveries of holders of Allowed Second Lien Noteholder Claims (subject to the Debtors’ receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent that invoices of the Second Lien Notes Trustee (and its counsel) are submitted after the Effective Date, but relate to fees and expenses incurred prior to the Effective Date, such invoices shall be paid as soon as reasonably practicable. Notwithstanding the foregoing, the fees and expenses of the Second Lien Notes Trustee (and its counsel), outstanding as of the date of the Global Settlement Stipulation or incurred thereafter shall be subject to a cap of $600,000 (which cap is separate and apart from the $1.75 million limitation on fees and expenses of the Indenture Trustee Committee Members, as set forth above). To the extent that any fees or expenses of the Second Lien Notes Trustee (and its counsel) are not paid in accordance with the provisions of the Plan, nothing in the Plan shall prevent the Second Lien Notes Trustee from asserting its charging lien against any recoveries received on account of Allowed Second Lien Noteholder Claims for payment of such unpaid amounts. The foregoing cap on the fees and expenses of the Second Lien Notes Trustee (and its counsel) shall only apply to those fees and expenses outstanding as of the date of the Global Settlement Stipulation and incurred through July 24, 2016, and, in the event that the Effective Date does not occur on or before July 24, 2016, all obligations of the Debtors and the rights of the Second Lien Notes Trustee under paragraph 17(d) of the Final DIP Order and any other existing agreements among the Debtors and the Second Lien Notes Trustee shall remain in effect and neither the Debtors nor the Reorganized Debtors shall be obligated pursuant hereto to pay any fees or expenses of the Second Lien Notes Trustee (or its counsel) in excess of the cap. If the Reorganized Debtors expressly request (in writing) post-Effective Date assistance from the Second Lien Notes Trustee, the Second Lien Notes Trustee shall be paid its reasonable and documented fees and expenses, solely to the extent of the post-Effective Date assistance requested by the Reorganized Debtors, not subject to the $600,000 cap set forth in this Section II.A.1.g.

h.	Bar Dates for Administrative Claims

i.	General Bar Date Provisions

Except as otherwise provided in Section II.A.1.h.ii or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Notice Parties pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 45 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the

Debtors, the Reorganized Debtors, or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the latest of (a) 150 days after the Effective Date, (b) 60 days after the Filing of the applicable request for payment of Administrative Claims or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Claims.

ii.	Bar Dates for Certain Administrative Claims

A.	Professional Compensation

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Notice Parties and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the Filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims.

B.	Ordinary Course Liabilities

Holders of Allowed Administrative Claims arising from liabilities incurred by a Debtor on or after the Petition Date but prior to the Effective Date in the ordinary course of the Debtor’s business, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, Administrative Claims of Governmental Units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.G.4 and Intercompany Claims that are Administrative Claims, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.c. Any Administrative Claims that are filed contrary to this Section shall be deemed disallowed and expunged, subject to resolution and satisfaction in the ordinary course outside these Chapter 11 Cases.

C.	DIP Claims

Holders of Allowed Administrative Claims that are DIP Claims will not be required to File or serve any request for payment or application for allowance of such Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.d.

iii.	No Modification of Bar Date Order

The Plan does not modify any other Bar Date Order, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, as applicable, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (a) Distribution Cash equal to the amount of such Allowed Priority Tax Claim (i) on the Effective Date or (ii) if the Priority Tax Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) Distribution Cash in the aggregate amount of such Allowed Priority Tax Claim payable in annual equal installments commencing on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter) and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon as practicable thereafter) and ending no later than five years after the Petition Date.

b.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding the provisions of Section II.A.2.a or Section I.A.255, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 6A, if not subordinated to Class 6A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors, NewCo or their respective property (other than as a holder of an Allowed Class 6A Claim).

B.	Classified Claims and Interests

1. Priority Claims (Class 1 Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 will receive Distribution Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and the applicable Debtor or Reorganized Debtor, as applicable, agree to a different treatment. Consistent with the language of section 1126(f) of the Bankruptcy Code, each holder of a Class 1 Claim will be deemed to have accepted the Plan.

2. Secured First Lien Lender Claims (Class 2 Claims) are impaired. On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Secured First Lien Lender Claim will receive the holder’s Pro Rata share of the First Lien Lender Distribution.

3. Secured Second Lien Noteholder Claims (Class 3 Claims) are impaired. In accordance with the terms of the Second Lien Noteholder Settlement and the Global Settlement, on the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Secured Second Lien Noteholder Claim will receive such holder’s Pro Rata share of the NewCo ABL Participation Rights. Each holder of an Allowed Secured Second Lien Noteholder Claim exercising such holder’s NewCo ABL Participation Rights shall be entitled to such holder’s allocated portion of the Second Lien Noteholder Distribution, as set forth in the Second Lien Noteholder Settlement Stipulation and the Second Lien Noteholder Settlement Term Sheet.

4. Secured Massey Convertible Noteholder Claims (Class 4 Claims) are impaired. In accordance with the terms of the Global Settlement, on the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Secured Massey Convertible Noteholder Claim will receive such holder’s Pro Rata share of (a) the Massey Convertible Noteholder Cash Component and (b) the Series B Preferred Interests.

5. Other Secured Claims (Class 5 Claims) are unimpaired. On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class 5 will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor. The applicable Debtor will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A. Consistent with the language of section 1126(f) of the Bankruptcy Code, each holder of a Class 5 Claim will be deemed to have accepted the Plan.

Option A: On the Effective Date, Allowed Claims in Class 5 with respect to which the applicable Debtor elects Option A will receive Distribution Cash equal to the amount of such Allowed Claim.

Option B: On the Effective Date, Allowed Claims in Class 5 with respect to which the applicable Debtor elects or is deemed to have elected Option B will be Reinstated.

Option C: On the Effective Date, a holder of an Allowed Claim in Class 5 with respect to which the applicable Debtor elects Option C will be entitled to receive (and the applicable Debtor or Reorganized Debtor shall release and transfer to such holder) the collateral securing such Allowed Claim.

Notwithstanding either the foregoing or Section I.A.255, the holder of an Allowed Secured Tax Claim in Class 5 will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 6A, if not subordinated to Class 6A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors, NewCo or their respective property (other than as a holder of a Class 6A Claim).

6. Category 1 General Unsecured Claims (Class 6A Claims) are impaired. On the Effective Date, and on each Distribution Date thereafter, each holder of an Allowed Category 1 General Unsecured Claim will receive a Pro Rata share of assets contributed to the Category 1 General Unsecured Claims Asset Pool; provided that no Distributions shall be provided on account of any Allowed First Lien Lender Claims constituting Deficiency Claims in Class 6A.

7. Second Lien Category 2 General Unsecured Claims (Class 6B Claims) are impaired. On the Effective Date, and on each Distribution Date thereafter, each holder of an Allowed Category 2 General Unsecured Claim that is a Second Lien Noteholder Claim will receive a Pro Rata share of assets contributed to the Category 2 General Unsecured Claims Asset Pool; provided that Distributions on account of any Allowed Second Lien Noteholder Claims constituting Deficiency Claims in Class 6B shall not include any portion of the Reorganized ANR Contingent Revenue Payment.

8. Non-Second Lien Category 2 General Unsecured Claims (Class 6C Claims) are impaired. On the Effective Date, and on each Distribution Date thereafter, each holder of an Allowed Category 2 General Unsecured Claim that is not a Second Lien Noteholder Claim will receive a Pro Rata share of assets contributed to the Category 2 General Unsecured Claims Asset Pool.

9. Prepetition Intercompany Claims (Class 7 Claims) are impaired. Subject to the Restructuring Transactions, on the Effective Date, Prepetition Intercompany Claims that are not eliminated by operation of law or otherwise pursuant to the Restructuring Transactions will be deemed settled and compromised in exchange for the consideration and other benefits provided to the holders of Prepetition Intercompany Claims and not entitled to any Distribution of Plan consideration under the Plan. Each holder of a Class 7 Claim will be deemed to have accepted the Plan.

10. Section 510(b) Securities Claims (Class 8 Claims) are impaired. No property will be distributed to or retained by the holders of Section 510(b) Securities Claims, and such Claims will be extinguished on the Effective Date. Holders of Class 8 Claims will not receive any Distribution pursuant to the Plan. Consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Section 510(b) Securities Claim in Class 8 will be deemed to have rejected the Plan.

11. Section 510(b) Old Common Stock Claims (Class 9 Claims) are impaired. No property will be distributed to or retained by the holders of Section 510(b) Old Common Stock Claims, and such Claims will be extinguished on the Effective Date. Holders of Class 9 Claims will not receive any Distribution pursuant to the Plan. Consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Section 510(b) Old Common Stock Claim in Class 9 will be deemed to have rejected the Plan.

12. Old Common Stock of ANR Interests (Class 10 Interests) are impaired. On the Effective Date, the Old Common Stock of ANR and all Interests related thereto will be canceled, and holders of Class 10 Interests will not receive any Distribution pursuant to the Plan. Consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 10 Interest will be deemed to have rejected the Plan.

13. Subsidiary Debtor Equity Interests (Class 11 Interests) are unimpaired. On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions. Consistent with the language of section 1126(f) of the Bankruptcy Code, each holder of a Class 11 Interest will be deemed to have accepted the Plan.

C.	Subordination; Reservation of Rights to Reclassify Claims

The allowance, classification and treatment of Allowed Claims and the respective Distributions and treatments specified in the Plan take into account the relative priority and rights of the Claims in each Class and all contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Except as expressly set forth herein, consistent with section 510(a) of the Bankruptcy Code, nothing in the Plan shall, or shall be deemed to, modify, alter or otherwise affect any right of a holder of a Claim to enforce a subordination agreement, or the terms of the Intercreditor Agreements, against any Person other than the Debtors to the same extent that such agreement is enforceable under applicable nonbankruptcy law. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Disputed Claim in accordance with any applicable contractual, legal or equitable subordination.

D.	Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery

The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

1. The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated.

2. Except as provided in Section II.D.1, holders of Allowed Secondary Liability Claims against any Debtor will be entitled to only one Distribution in respect of the Liabilities related to such Allowed Secondary Liability Claim and will be deemed satisfied in full by the Distributions on account of the related underlying Allowed Claim. Notwithstanding the existence of a Secondary Liability Claim, no multiple recovery on account of any Allowed Claim against any Debtor will be provided or permitted.

E.	Confirmation Without Acceptance by All Impaired Classes

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code in the event that any impaired Class does not accept or is deemed not to accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Plan shall constitute a motion for such relief.

F.	Class Without Voting Claim Holders

If Holders of Claims in a particular impaired Class of Claims are entitled to vote to accept or reject the Plan, but no Holders of Claims in such impaired Class of Claims vote to accept or reject the Plan, then such Class of Claims shall be deemed to have accepted the Plan.

G.	Treatment of Executory Contracts and Unexpired Leases

1.	Executory Contracts and Unexpired Leases to Be Assumed

a.	Assumption and Assignment Generally

Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion Filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume, or assume and assign, including in connection with the NewCo Asset Sale, as indicated, each Executory Contract or Unexpired Lease listed on Exhibit II.G.1.a; provided, however, that the Debtors and the Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit II.G.1.a to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section II.G.5; (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption, or assumption and assignment, pursuant to this Section; or (c) modify the amount of any Cure Amount Claim. The Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit II.G.1.a to identify or change the identity of the Reorganized Debtor or other Person that will be an assignee of an Executory Contract or Unexpired Lease. Each contract and lease listed on Exhibit II.G.1.a will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.G.1.a will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section II.G.1.b) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

b.	Assumptions and Assignments of Ancillary Agreements

Each Executory Contract or Unexpired Lease listed on Exhibit II.G.1.a will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit II.G.1.a, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section II.G.5 or designated for rejection in accordance with Section II.G.2.

c.	Customer Agreements

To the extent that (a) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (b) any such agreement constitutes an Executory Contract or Unexpired Lease and (c) such agreement (i) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (iii) is not subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (iv) is not listed on Exhibit II.G.1.a, (v) is not listed on Exhibit II.G.5 or (vi) has not been designated for rejection in accordance with Section II.G.2, such agreement (including any related agreements as described in Section II.G.1.b), purchase order or similar agreement will be assumed by the Debtors and assigned to the Reorganized Debtor or NewCo, as applicable, that will be the owner of the business that performs the obligations to the customer under such agreement, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit II.G.1.a shall be $0.00. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit II.G.5 will not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including related agreements as described in Section II.G.1.b) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

2.	Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions

The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions, the NewCo Asset Sale or otherwise) of Executory Contracts and Unexpired Leases pursuant to Section II.G as of the Effective Date, except for Executory Contracts and Unexpired Leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (c) are subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (d) are rejected pursuant to Section II.G.5 or (e) are designated for rejection in accordance with the second to last sentence of this paragraph. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor pursuant to the procedures described in this Section II.G, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment, or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection within 10 Business Days of the entry of the order of the Bankruptcy Court resolving the matter against the Debtors. Such rejection shall be deemed effective as of the Effective Date.

3.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Distribution Cash on the Effective Date; or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee (including, as applicable, NewCo) to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to the assumption or assignment of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption and/or assignment.

4.	Contracts and Leases Entered Into After the Petition Date or Previously Assumed

Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including any Executory Contracts or Unexpired Leases assumed by a Debtor pursuant to a prior order of the Bankruptcy Court and not thereafter assigned or rejected, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order; provided, however, that any Executory Contracts or Unexpired Leases assumed by a Debtor and not previously assigned will be (a) assigned to the Reorganized Debtor, NewCo or any other Person identified on Exhibit II.G.4, if any; or (b) deemed assigned pursuant to Section II.G.2. The Debtors and the Reorganized Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit II.G.4 to identify or change the identity of the Reorganized Debtor party that will be the assignee of an Executory Contract or Unexpired Lease.

5.	Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned, or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section II.G (including any related agreements assumed or assumed and assigned, including to NewCo consistent with the Stalking Horse APA, pursuant to Section II.G.1.b), each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts or Unexpired Leases to be rejected will include the Executory Contracts or Unexpired Leases listed on Exhibit II.G.5, provided that the Debtors and the Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend Exhibit II.G.5 to: (a) delete any Executory Contract or Unexpired Lease listed therein and add such Executory Contract or Unexpired Lease to Exhibit II.G.1.a, thus providing for its assumption, or assumption and assignment, pursuant to Section II.G.1; or (b) add any Executory Contract or Unexpired Lease to Exhibit II.G.5, notwithstanding any prior assumption of such Executory Contract or Unexpired Lease by the Debtors, thus providing for its rejection pursuant to this Section II.G.5. Each contract and lease listed on Exhibit II.G.5 will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.G.5 will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in Section II.G.1.b) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Irrespective of whether an Executory Contract or Unexpired Lease is listed on Exhibit II.G.5, it will be deemed rejected unless such contract (a) is listed on Exhibit II.G.1.a as of the Effective Date, (b) was previously assumed, assumed and assigned, or rejected by order of the Bankruptcy Court and was not subsequently added to Exhibit II.G.5 or otherwise rejected by the Debtors prior to the Effective Date or (c) is deemed assumed pursuant to the other provisions of this Section II.G. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease not previously assumed by the Debtors pursuant to an order of the Bankruptcy Court will be treated as General Unsecured Claims, subject to the provisions of section 502 of the Bankruptcy Code.

6.	Rejection Damages Bar Date

Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be Filed with the Bankruptcy Court and served upon counsel to the Debtors on or before the later of: (a) 30 days after the Effective Date; or (b) for Executory Contracts identified on Exhibit II.G.5, 30 days after (i) a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an Order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims not Filed within such applicable time periods will be forever barred from receiving a Distribution from the Debtors, the Reorganized Debtors or the Estates.

7.	Executory Contract and Unexpired Lease Notice Provisions

In accordance with, and subject to, the Contract Procedures Order, the Debtors or the Reorganized Debtors, as applicable, will provide (a) notice to each counterparty to an Executory Contract or Unexpired Lease that is being assumed pursuant to the Plan of: (i) the contract or lease being assumed; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (iii) any assignment of an Executory Contract or Unexpired Lease (pursuant to the Restructuring Transactions, the NewCo Asset Sale or otherwise); and (iv) the procedures for such party to object to the assumption of the applicable Executory Contract or Unexpired Lease, the amount of the proposed Cure Amount Claim or any assignment of an Executory Contract or Unexpired Lease; (b) notice to each party whose Executory Contract or Unexpired Lease is being rejected pursuant to the Plan; (c) notice to each party whose Executory Contract or Unexpired Lease is being assigned pursuant to the Plan; (d) notice of any amendments to Exhibit II.G.5 to the Plan; and (e) any other notices relating to the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases required under the Plan or the Contract Procedures Order in accordance with the Contract Procedures Order; provided, however, that any party that previously received an Assumption and Assignment Notice (as defined in the Bidding Procedures Order) shall not receive any additional notice under this Section II.G.7, unless the proposed treatment of such party’s Executory Contract or Unexpired Lease by the Debtors or the Reorganized Debtors has changed since the receipt of the Assumption and Assignment Notice.

8.	Obligations to Indemnify Directors, Officers and Employees

a. Prior to the Effective Date, the Debtors (a) shall make arrangements to continue liability and fiduciary (including ERISA) insurance, or purchase a tail policy or policies, for the period from and after the Effective Date, for the benefit of any person who is serving or has served as one of the Debtors’ directors, officers or employees at any time from and after the Petition Date and (b) shall fully pay the premium for such insurance. Any and all directors and officers liability and fiduciary (including ERISA) insurance or tail policies in existence as of the Effective Date shall be continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Debtor pursuant to section 365 of the Bankruptcy Code.

b. The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees on or after the Petition Date by reason of such person’s prior or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, will be deemed and treated as Executory Contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that nothing herein shall create any liability to NewCo on account of such indemnity obligations.

c. The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees prior to but not on or after the Petition Date by reason of such person’s prior service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity at the applicable Debtor’s request, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or otherwise, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date; provided, however, that to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as Executory Contracts that are rejected by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the bar date provisions of Section II.G.6.

d. The indemnification obligations in this Section II.G.8 shall not apply to or cover any Claims or causes of action against a Person that result in a Final Order determining that such Person seeking indemnification is liable for fraud, willful misconduct, gross negligence, bad faith, self-dealing or breach of the duty of loyalty.

9.	No Change in Control

The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption, or assumption and assignment, of any Executory Contract or Unexpired Lease to a Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

ARTICLE III

CONFIRMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived pursuant to Section III.C:

1. The Confirmation Order will be: (a) acceptable in form and substance to the Debtors, the DIP Agents, the DIP Lenders, the First Lien Agent and the First Lien Lenders; (b) to the extent provided for in the Global Settlement Term Sheet and the Second Lien Noteholder Settlement Term Sheet, reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties; and (c) consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement.

2. The Plan (a) shall not have been materially amended, altered or modified from the Plan as Filed, unless such material amendment, alteration or modification has been made in accordance with Section IX.A; (b) will be reasonably acceptable in form and substance to the Debtors, the DIP Agents, the DIP Lenders, the First Lien Agent and the First Lien Lenders; (c) to the extent provided for in the Global Settlement Term Sheet and the Second Lien Noteholder Settlement Term Sheet, will be reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties; and (d) is consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement.

3. All Confirmation Exhibits are in form and substance: (a) reasonably acceptable in form and substance to the Debtors, the DIP Agents, the DIP Lenders, the First Lien Agent and the First Lien Lenders; (b) to the extent provided for in the Global Settlement Term Sheet and the Second Lien Noteholder Settlement Term Sheet, reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties; and (c) consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement.

4. The Resolution of Reclamation Obligations (a) has been entered into by the Debtors and the Reclamation Obligation Resolution Parties; (b) is reasonably acceptable in form and substance to the Debtors, the DIP Agents, the DIP Lenders, the First Lien Agent and the First Lien Lenders; (c) to the extent provided for in the Global Settlement Term Sheet and the Second Lien Noteholder Settlement Term Sheet, is reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties; and (d) is consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement.

5. A Settlement Termination Event shall not have occurred.

B.	Conditions Precedent to the Effective Date

The Effective Date will not occur, and the Plan will not be consummated, unless and until the following conditions have been satisfied or duly waived pursuant to Section III.C:

1. The Bankruptcy Court shall have entered the Confirmation Order: (a) in form and substance satisfactory to the Debtors, the DIP Agents, the DIP Lenders, the First Lien Agent and the First Lien Lenders; (b) to the extent provided for in the Global Settlement Term Sheet, reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties; and (c) consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement.

2. The Confirmation Order or another order of the Bankruptcy Court shall have been entered (a) approving and authorizing the Stalking Horse APA and the NewCo Asset Sale contemplated therein; (b) approving the Diminution Claim Allowance Settlement and the Unencumbered Assets Settlement on a non-conditional basis; and (c) authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan and the Stalking Horse APA, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

3. The Confirmation Order shall not be stayed in any respect.

4. The Exit Funding shall be fully committed and all documents and agreements necessary to effectuate and implement the Exit Funding shall have been executed and delivered by the relevant parties.

5. The documents effectuating the Exit Facility (a) shall be (i) in form and substance reasonably satisfactory to the Debtors, the DIP Agents and the First Lien Agent, (ii) to the extent provided for in the Global Settlement Term Sheet, reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties and (iii) consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement; and (b) shall have been executed and delivered by the Reorganized Debtors, the Exit Facility Agent and each of the lenders under the Exit Facility.

6. The Plan and all Confirmation Exhibits (a) shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section IX.A of the Plan; (b) to the extent provided for in the Global Settlement Term Sheet, are reasonably acceptable in form and substance to the Creditors’ Committee and the Second Lien Parties; and (c) are consistent with the terms of the Global Settlement and the Second Lien Noteholder Settlement.

7. A Settlement Termination Event shall not have occurred.

C.	Waiver of Conditions to Confirmation or the Effective Date

Each condition to Confirmation set forth in Section III.A and each condition to the Effective Date set forth in Section III.B may be waived in whole or in part at any time by the Debtors, with the consent of (a) the DIP Agents, (b) the First Lien Agent, (c) any and all Persons identified in the applicable condition and (d) with respect to the conditions set forth in Section III.A.5 and Section III.B.7, the Creditors’ Committee, without an order of the Bankruptcy Court.

D.	Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied, or duly waived in accordance with Section III.C, then, except where the failure to satisfy or duly waive a such a condition is within the Debtors’ sole control, before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Debtors may File a motion requesting that the Bankruptcy Court vacate the Confirmation Order; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section III.D: (a) the Plan will be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to Section II.G and (iii) the releases described in Section III.E.6; and (b) nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Confirmation Order, will be or will be deemed to be (i) a waiver or release of any Claims by or against, or any Interest in, any Debtor, (ii) an admission of any sort by the Debtors or any other party in interest or (iii) prejudicial in any manner to the rights of the Debtors or any other party in interest.

E.	Effect of Confirmation of the Plan

1.	Dissolution of Official Committees

On the Effective Date, the Official Committees, to the extent not previously dissolved, will dissolve, and the members of the Official Committees and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases and will be released and discharged of and from all further duties, responsibilities and obligations relating to or arising in connection with the Chapter 11 Cases. The Professionals retained by the Official Committees and the respective members thereof shall not be entitled to assert any Fee Claims for any services rendered or expenses incurred after the Effective Date, except, to the extent allowable under applicable law, for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with any final applications for allowance of compensation and reimbursement of expenses of the members of or Professionals to the Official Committees Filed and served after the Effective Date in accordance with the Plan. In accordance with the terms and conditions of the Global Settlement Term Sheet, no party to the Global Settlement shall have the right to, or shall otherwise be permitted to, object to Fee Claims asserted by the Professionals retained by the Creditors’ Committee, unless objecting based solely on the reasonableness of the applicable fees and expenses as provided for in the Global Settlement Term Sheet.

2.	Preservation of Rights of Action by the Debtors and the Reorganized Debtors; Recovery Actions

Except as otherwise provided in the Plan, the Global Settlement Stipulation, any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, or any Final Order of the Bankruptcy Court, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and Causes of Action (including any (a) Recovery Actions and (b) Causes of Action identified on the Schedule of any Debtor) that the Debtors or the Estates may hold against any Person.

3.	Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim (including Prepetition Intercompany Claims) or Interest may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements, including the Global Settlement, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Unencumbered Assets Settlement, the Diminution Claim Allowance Settlement and the Resolution of Reclamation Obligations, are (a) in the best interests of the Debtors, the Reorganized Debtors, the Estates and their respective property and Claim and Interest holders; and (b) fair, equitable and reasonable.

4.	Discharge of Claims and Termination of Interests

a.	Complete Satisfaction, Discharge and Release

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Old Common Stock of ANR: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, including any Black Lung Claims, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors.

b.	Discharge and Termination

In accordance with Section III.E.4.a, except as provided in the Plan, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of ANR, but prior to the issuance of the Reorganized ANR Common Stock, of a discharge of all Claims and other debts and Liabilities against the Debtors, including Black Lung Claims, and a termination of all Interests and other rights of the holders of Interests in the Debtors, pursuant to sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

5.	Injunction

On the Effective Date, except as otherwise provided herein or in the Confirmation Order:

a. All Persons who have been, are or may be holders of (a) Claims, including Claims related to Black Lung Claims, or (b) Interests, shall be enjoined from taking any of the following actions against or affecting any Released Party, or the respective assets or property thereof, with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from the Confirmation Order):

i. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against any Released Party, or the respective assets or property thereof;

ii. enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against any Released Party, or the respective assets or property thereof;

iii. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against any Released Party, or the respective assets or property thereof, other than as contemplated by the Plan;

iv. asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party, or the respective assets or property thereof; and

v. proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlements set forth herein to the extent such settlements have been approved by the Bankruptcy Court in connection with Confirmation of the Plan.

b. All Persons that have held, currently hold or may hold any Liabilities released or exculpated pursuant to Sections III.E.6 and III.E.7, respectively, will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien; (d) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

6.	Releases

a.	General Releases by Debtors and Reorganized Debtors

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party except with respect to obligations arising under the Plan, the Global Settlement Stipulation or the Resolution of Reclamation Obligations; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

b.	General Releases by Holders of Claims or Interests

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim, to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such Person has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code); provided, however, that the foregoing provisions shall not affect any rights to enforce the Plan, the Global Settlement Stipulation, the Resolution of Reclamation Obligations or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan.

c.	Release of Released Parties by Other Released Parties

From and after the Effective Date, except with respect to obligations arising under the Plan, the Global Settlement Stipulation, the Second Lien Noteholder Settlement or the Resolution of Reclamation Obligations, or assumed hereunder, to the fullest extent permitted by applicable law, the Released Parties shall release one another from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to: (a) any Debtor; (b) the Chapter 11 Cases; (c) the Estates; (d) the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan (or the property to be distributed under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Global Settlement Stipulation, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Resolution of Reclamation Obligations, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party; (e) the process of marketing, selling and disposing of Assets pursuant to the Sale Orders, the De Minimis Sale Order or other orders entered by the Bankruptcy Court in the Chapter 11 Cases approving the sale or other disposition of Assets, including in connection with the NewCo Asset Sale; or (f) any other act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

d.	Waiver of Claims Against Holders of Allowed Category 1 General Unsecured Claims

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, each of the Debtors, the First Lien Lenders, the First Lien Agent and NewCo (and, in each case, any successor in interest thereto, including the Reorganized Debtors) shall waive (a) any and all causes of action against holders of Allowed Category 1 General Unsecured Claims, including with respect to any Causes of Action under chapter 5 of the Bankruptcy Code only the Designated Chapter 5 Causes of Action, and (b) to the extent not otherwise waived pursuant to the foregoing, any and all Causes of Action under chapter 5 of the Bankruptcy Code against any and all Persons to the extent that any such Cause of Action would, if successfully pursued, result in any such Person being the holder of an Allowed Category 1 General Unsecured Claim (or that would result in the holder of an Allowed Category 1 General Unsecured Claim having an increased or additional Allowed Category 1 General Unsecured Claim); provided, however, that the foregoing shall not (a) limit the rights of the Debtors (or any successor in interest thereto, including any Reorganized Debtor) to assert any and all defenses, including setoff, other than defenses based solely on any Causes of Action under chapter 5 of the Bankruptcy Code (including Designated Chapter 5 Causes of Action) waived hereunder, to any claims made or that may be made by holders of Category 1 General Unsecured Claims against the Debtors or the Reorganized Debtors or (b) limit the rights of any party under any Executory Contract or Unexpired Lease assumed in the Chapter 11 Cases.

7.	Exculpation

From and after the Effective Date, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors’ restructuring, including the formulation, negotiation, preparation, dissemination, implementation, Confirmation or approval of the Plan (or the Distributions under the Plan), the Confirmation Exhibits, the Disclosure Statement, the Global Settlement Stipulation, the First Lien Lender Settlement, the Second Lien Noteholder Settlement, the Resolution of Reclamation Obligations or any contract, employee pension or other benefit plan, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that this section shall not apply to the obligations arising under the Plan, the obligations assumed hereunder, the Global Settlement Stipulation or the Resolution of Reclamation Obligations; and provided further that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

8.	Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies

a.	Termination

The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any Distribution made pursuant to the Plan. All subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan shall be released and terminated, and all actions related to the enforcement of such subordination rights shall be permanently enjoined. Accordingly, Distributions pursuant to the Plan to holders of Allowed Claims shall not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

b.	Settlement

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any Distribution to be made pursuant to the Plan on account of any Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.

9.	Liabilities Under Single-Employer Defined Benefit Pension Plans Not Terminated Prior to the Confirmation Date

Notwithstanding anything to the contrary in the Plan, if any single-employer defined benefit Pension Plan does not terminate prior to the Confirmation Date, liabilities under such Pension Plan (including under (a) 29 U.S.C. § 1362(b) for unfunded benefit liabilities of such Pension Plan, (b) 29 U.S.C. § 1362(c) for due and unpaid employer contributions to such Pension Plan and (c) 29 U.S.C. § 1307 for premiums) shall be liabilities of the Reorganized Debtors and shall otherwise be unaffected by Confirmation, and such liabilities shall not be discharged, released or otherwise affected by the Plan.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets

Except as otherwise provided herein (including with respect to the Restructuring Transactions described in Section IV.B): (a) on or before the Effective Date, Reorganized ANR will be incorporated and shall exist as a separate corporate entity, with all corporate powers in accordance with state law and the certificates of incorporation and bylaws attached hereto as Exhibits IV.E.1.a and IV.E.1.b; (b) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law; and (c) on the Effective Date, all property of the Estate of each Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, including the First Lien Lender Exit Contribution, will vest, subject to the Restructuring Transactions, in the applicable Reorganized Debtor free and clear of all Claims, Liens, charges, Liabilities or Black Lung Claims, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court. For the avoidance of doubt, the assets to be contributed to the Reorganized Debtors pursuant to the Plan shall not include (a) the NewCo Assets subject to the NewCo Asset Sale or (b) any other Assets subject to an asset sale consummated on or prior to the Effective Date pursuant to a Sale Order.

B.	Restructuring Transactions

1.	Restructuring Transactions Generally

On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect, in accordance with applicable nonbankruptcy law, to effectuate the Distributions contemplated hereby, the NewCo Asset Sale, a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors and the NewCo Asset Sale, including but not limited to the Restructuring Transactions identified on Exhibit IV.B.1, all to the extent not inconsistent with any other terms of the Plan. Unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, reorganizations, transfers, dispositions (including, for the avoidance of doubt, any asset dispositions closing under or in connection with the Plan in connection with any Core Asset Sale Order, including the NewCo Asset Sale), conversions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including (i) making filings or recordings that may be required by applicable state law in connection with such transactions and (ii) any appropriate positions on one or more tax returns. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors. Any Restructuring Transaction effected pursuant to the Plan shall be free and clear of any Liabilities and Black Lung Claims, Coal Act Claims and MEPP Claims, other than liabilities expressly assumed in the Stalking Horse APA. The Restructuring Transactions shall not result in NewCo becoming a successor in interest to the Debtors except as expressly provided in the Confirmation Order. Notwithstanding the foregoing and any other provisions of the Plan, nothing in the Plan shall impair, expand or otherwise modify the rights of any party under the Stalking Horse APA (unless expressly consented to by the First Lien Lenders) or any other agreement entered into pursuant to any Sale Order.

2.	Obligations of Any Successor Corporation in a Restructuring Transaction

The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

C.	The NewCo Asset Sale

On the Effective Date, the Debtors and NewCo shall consummate the NewCo Asset Sale in accordance with sections 105, 363, 365 and 1123 of the Bankruptcy Code, the Confirmation Order and the terms of the Stalking Horse APA. Upon entry of the Confirmation Order by the Bankruptcy Court, all matters provided for under the Stalking Horse APA shall be deemed authorized and approved without any requirement of further act or action by the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors, as applicable, are authorized to execute and deliver, and to consummate the transactions contemplated by the Stalking Horse APA, as well as to execute, deliver, file, record and issue any instruments, documents (including Uniform Commercial Code financing statements) and agreements in connection therewith, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of any Person. The NewCo Asset Sale shall be, and the NewCo Assets shall transfer to NewCo, free and clear of all Claims, Liens, charges, encumbrances, Interests and other interests, including, without limitation, any Black Lung Claims, Coal Act Claims or MEPP Claims, other than liabilities expressly assumed in the Stalking Horse APA, and NewCo will not be a successor in interest to the Debtors except as expressly provided in the Confirmation Order. The Debtors reserve the right to modify the Plan in accordance with the provisions of the Stalking Horse APA.

D.	The Resolution of Reclamation Obligations

The Debtors contemplate that, prior to the Effective Date, the Resolution of Reclamation Obligations among the Debtors and the Reclamation Obligation Resolution Parties will be agreed upon to effect a comprehensive resolution of the Reorganized Debtors’ obligations with respect to Reclamation Activities. The Debtors anticipate that, among other things, the Resolution of Reclamation Obligations will: (a) ensure the continuing existence of the Reorganized Debtors post-Effective Date for the primary purpose of conducting reclamation activities; (b) provide for the creation and funding of the Restricted Cash Reclamation Accounts; and (c) establish the Reclamation Threshold Amount.

E.	Corporate Governance and Directors and Officers

1.	Constituent Documents of Reorganized ANR and the Other Reorganized Debtors

As of the Effective Date, the certificates of incorporation and the bylaws (or comparable constituent documents) of Reorganized ANR and the other Reorganized Debtors will be substantially in the forms set forth in Exhibits IV.E.1.a and IV.E.1.b, respectively. The certificates of incorporation and bylaws (or comparable constituent documents) of Reorganized ANR and each other Reorganized Debtor, among other things, will (a) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code and (b) with respect to Reorganized ANR, authorize the issuance of Reorganized ANR Common Stock and Reorganized ANR Preferred Interests. After the Effective Date, Reorganized ANR and the other Reorganized Debtors may amend and restate their articles of incorporation or bylaws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, Reorganized ANR and each other Reorganized Debtor shall file such certificates of incorporation (or comparable constituent documents) with the secretaries of state of the states in which Reorganized ANR and such other Reorganized Debtors are incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such states.

2.	Directors and Officers of Reorganized ANR and the Other Reorganized Debtors

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date: (a) the initial officers of Reorganized ANR and the other Reorganized Debtors will consist of the individuals identified on Exhibit IV.E.2; and (b) the initial board of directors of Reorganized ANR and each of the other Reorganized Debtors shall consist of (i) one designee of the Creditors’ Committee, (ii) one designee of the First Lien Lenders and (iii) three Independent Directors selected by the Debtors subject to the consent of the Creditors’ Committee and the First Lien Lenders, which consent shall not unreasonably be withheld, as set forth on Exhibit IV.E.2. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of Reorganized ANR or the applicable other Reorganized Debtor and state law.

F.	Reorganized ANR Preferred Interests

On the Effective Date, (a) the Series A Preferred Interests shall be distributed to holders of Allowed Secured First Lien Lender Claims pursuant to Section II.B.2 and (b) the Series B Preferred Interests shall be distributed to holders of Allowed Secured Massey Convertible Noteholder Claims pursuant to Section II.B.4. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the Series A Preferred Interests and the Series B Preferred Interests under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

G.	Reorganized ANR Contingent Revenue Payment

Within 30 days after the end of each calendar quarter, the Reorganized Debtors shall transfer cash in an amount equal to the Reorganized ANR Contingent Revenue Payment earned in such quarter into an escrow account, subject to a clawback based upon the audited financial statements of the Reorganized Debtors. In the event that (a) a Material Reorganized ANR Transaction is effected and (b) a purchaser party to such Material Reorganized ANR Transaction assumes any portion of the applicable Reorganized ANR Contingent Revenue Payment, the Reorganized Debtors shall guarantee such purchaser’s obligation to pay the assumed portion of the Reorganized ANR Contingent Revenue Payment. Reorganized ANR shall provide the recipients of the Reorganized ANR Contingent Revenue Payment with annual financial statements audited by a nationally recognized accounting firm by March 31 of each year for the prior year and will make payments to such recipients within 14 business days thereafter.

In accordance with the terms and conditions of the Global Settlement Term Sheet, upon any sale of assets by Reorganized ANR or any change of control of Reorganized ANR, in satisfaction of Reorganized ANR Contingent Revenue Payment, unless the applicable portion of the Reorganized ANR Contingent Revenue Payment is assumed by a Qualified Buyer, holders of allowed Category 2 General Unsecured Claims shall be entitled to the payment of a “makewhole” amount equal to the sum of the present values of the revenues projected in the Business Plan associated with such assets over the remaining life of the Reorganized ANR Contingent Revenue Payment, discounted on a semiannual basis (assuming a 360-day year consisting of 12 30-day months) at a rate equal to the Treasury Rate plus 20 basis points. The Debtors, in consultation with the Creditors’ Committee, will use reasonable best efforts to structure the Reorganized ANR Contingent Revenue Payment so that the entitlements to payments on account thereof are tradable instruments; provided that the costs to the Debtors and Reorganized ANR of doing so will be considered as to whether such efforts are “reasonable.” Material terms related to tradability, to the extent developed prior to the date that is seven days prior to the Confirmation Hearing, shall be set forth on Exhibit IV.G.

H.	Contingent Credit Support

From the Effective Date through September 30, 2018, NewCo shall provide Reorganized ANR with the Contingent Credit Support. Reorganized ANR shall be entitled to draw against the Contingent Credit Support if, and only if, the amount of Cash and Cash equivalents on Reorganized ANR’s balance sheet were to fall below $20 million at any time prior to September 30, 2018, in which case, Reorganized ANR shall be entitled to draw against the Contingent Credit Support an amount equal to the lesser of the Reorganized ANR Cash Shortfall and the then remaining undrawn amount of the Contingent Credit Support. Reorganized ANR shall be able to draw upon and repay the Contingent Credit Support as necessary through September 30, 2018. Reorganized ANR shall provide notice of any draw on the Contingent Credit Support to NewCo, and NewCo shall fund the Contingent Credit Support draw within 10 Business Days of such notice if such funding is required. Reorganized ANR shall be required to repay the funds drawn against the Contingent Credit Support (1) prior to September 30, 2018 to the extent the balance sheet cash or cash equivalents at Reorganized ANR is greater than $20 million as of the end of any calendar quarter ending on or before September 30, 2018 (exclusive of the amount outstanding from the Contingent Credit Support) or (2) if any amounts are outstanding from the Contingent Credit Support after September 30, 2018, to the extent the balance sheet Cash or Cash equivalents at Reorganized ANR at the end of any calendar quarter is greater than $30 million (exclusive of the amount outstanding from the Contingent Credit Support). Reorganized ANR shall have 10 Business Days following the closing of its books for the relevant calendar quarter to repay any amount required. Notwithstanding the above, all outstanding balances under the Contingent Credit Support shall be repaid by September 30, 2019.

I.	Initial Cash

In accordance with the terms and conditions of the Global Settlement Term Sheet, unless otherwise consented to by the Global Settlement Parties (with such consent not being unreasonably withheld), on the Effective Date, Reorganized ANR shall have $135 million of initial operating Cash or such greater amount of initial operating Cash such that a minimum Cash balance of $20 million is maintained throughout the five-year forecast, and $117.9 million of initial restricted Cash (whether held by Reorganized ANR on its balance sheet, by a government or regulatory body or by another third party, or maintained in a dedicated fund, including any reclamation accounts, but excluding any cash to support an Exit Facility) or such greater amount of restricted cash as the Debtors determine is sufficient to support operations (including reclamation activities) and to cash collateralize any letters of credit backstopping the Debtors’ asset retirement obligations and other obligations, which restricted Cash balances shall be sourced from the Debtors’ existing cash. For the avoidance of doubt, Reorganized ANR’s operating cash, and any cash left in Reorganized ANR to collateralize any such letters of credit, shall be the property of Reorganized ANR and there shall be no contingent or deferred obligation to pay any such cash to NewCo, the DIP Lenders or the First Lien Lenders at any time. Any cash collateral that is no longer necessary to support the amount of workers’ compensation letters of credit as of the Effective Date, whether on account of the Debtors obtaining third-party financing or such letters of credit no longer being required, shall be paid to NewCo, without interest, as soon as reasonably practicable.

J.	Restricted Cash Reclamation Accounts

The Reorganized Debtors and NewCo shall fund the Restricted Cash Reclamation Accounts in accordance with the terms of the Resolution of Reclamation Obligations.

K.	Reorganized ANR Common Stock

On the Effective Date, all shares of Reorganized ANR Common Stock issued pursuant to the Plan shall be distributed to holders of Allowed Category 2 General Unsecured Claims in accordance with Sections II.B.7 and II.B.8. The Reorganized ANR Common Stock, when issued as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. Each issuance under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such issuance and by the terms and conditions of the instruments evidencing or relating to such issuance, which terms and conditions shall bind each Person receiving such issuance. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the Reorganized ANR Common Stock under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder. In accordance with the terms and conditions of the Global Settlement Term Sheet, the Debtors, in consultation with the Creditors’ Committee, shall use reasonable best efforts to structure the Reorganized ANR Common Stock so that such shares are tradable; provided that the costs to the Debtors and Reorganized ANR of doing so will be considered as to whether such efforts are “reasonable.”

L.	NewCo Equity and NewCo Warrants

Consistent with the Restructuring Transactions, the NewCo Equity shall be issued by NewCo on or prior to the Effective Date. On the Effective Date and consistent with the Restructuring Transactions: (a) NewCo Common Stock and NewCo Warrants shall be distributed to holders of (i) Allowed Secured Second Lien Noteholder Claims pursuant to Section II.B.3 and (ii) Allowed Category 2 General Unsecured Claims pursuant to Sections II.B.7 and II.B.8; and (b) NewCo Preferred Interests shall be distributed to holders of Allowed Secured Second Lien Noteholder Claims pursuant to Section II.B.3; provided that all initial NewCo Equity (including the Distributions described above) shall be subject to dilution by a management incentive plan to be implemented by NewCo. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the NewCo Equity and the NewCo Warrants under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

M.	Employment-Related Agreements; Retiree Benefits; Workers’ Compensation Programs

1.	Employment-Related Agreements

As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with its active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active employees.

2.	Retiree Benefits

The treatment of non-pension retiree benefits will be determined pursuant to (a) any order resolving the Unvested Non-Pension Benefits Motion, (b) the 1113/1114 Order, (c) any other order entered by the Bankruptcy Court pursuant to section 1114 of the Bankruptcy Code and/or (d) any agreement by the Debtors and the relevant parties that is approved pursuant to a Final Order of the Bankruptcy Court.

3.	Assumption of Pension Plans

On the Effective Date, consistent with the Global Settlement Term Sheet, Reorganized ANR shall assume the Pension Plans, and Reorganized ANR will become the sponsor and continue to administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Notwithstanding anything to the contrary in the Plan, nothing in the Plan shall (a) release or exculpate any Debtor, Reorganized Debtor or responsible person thereof from any liability for breach of fiduciary duty under ERISA respecting any defined benefit Pension Plan; or (b) enjoin any suit, action or proceeding (i) for breach of such fiduciary duty or (ii) to enforce a judgment, decree or order issued in any such action or proceeding (including by setoff), or to enforce a judgment lien based in such judgment.

In accordance with the terms and conditions of the Global Settlement Term Sheet, in addition to satisfying the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082, the Reorganized Debtors will make excess contributions to the Pension Plans in the amount of $18,000,000 to be paid half on June 30, 2017 and the remaining half on June 30, 2018, the amounts of which will be allotted among the Pension Plans in proportion to the dollar amount of their underfunding calculated on a termination basis. Additionally, Reorganized ANR will elect not to create a prefunding balance associated with these excess contributions.

4.	Continuation of Workers’ Compensation Programs

From and after the Effective Date: (a) the Reorganized Debtors will continue to administer and pay all valid claims for benefits and liabilities arising under the Debtors’ workers’ compensation programs for which the Debtors or the Reorganized Debtors are responsible under applicable state workers’ compensation law as of the Effective Date, regardless of when the applicable injuries occurred, in accordance with the Debtors’ prepetition practices and procedures, applicable Insurance Contracts, plan documents and governing state workers’ compensation law; and (b) nothing in the Plan shall discharge, release or relieve the Debtors or the Reorganized Debtors from any current or future liability under applicable state workers’ compensation law in the jurisdictions where the Debtors or the Reorganized Debtors participate in workers’ compensation programs, except for those obligations assumed by NewCo pursuant to the Stalking Horse APA. The Debtors and the Reorganized Debtors, as applicable, expressly reserve the right to challenge the validity of any claim for benefits or liabilities arising under any workers’ compensation program.

5.	Black Lung Excise Taxes

Following the Effective Date, the Reorganized Debtors shall continue to pay Black Lung Excise Taxes irrespective of when such Taxes arise.

N.	Corporate Action

The Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for Reorganized ANR and the other Reorganized Debtors; the initial selection of directors and officers for each Reorganized Debtor; the transactions contemplated in the Stalking Horse APA; the Reorganized Debtors’ receipt of the Exit Funding; the entry into the Exit Facility and receipt of the proceeds thereof; the issuance and Distribution of Reorganized ANR Common Stock, the Reorganized ANR Preferred Interests, the Reorganized ANR Contingent Revenue Payment, the NewCo Equity and the NewCo Warrants; the Distribution of Cash and interests pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of the Debtors and the Reorganized Debtors or corporate action to be taken by or required of a Debtor or a Reorganized Debtor will be deemed to occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the Debtors, the Reorganized Debtors or any other Person or entity.

O.	Special Provisions Regarding Insured Claims

1.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

Distributions, if any, under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent Insurance Contracts and applicable law. Nothing in this Section IV.O will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Person may hold against any other Person, including the Insurers; provided, however, that nothing herein shall create a direct right of action by the holder of an Insured Claim against an Insurer.

2.	Assumption and Continuation of Insurance Contracts

From and after the Effective Date, each of the Insurance Contracts will be assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or continued in accordance with its terms, with rights and obligations under such policy such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract shall remain unaltered, and the successors to the Debtor parties to each

Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred. Nothing in the Plan shall affect, impair or prejudice the rights and defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred. In addition, notwithstanding anything to the contrary in the Plan, nothing in the Plan (including any other provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights and/or obligations under any Insurance Contract, if any, in any respect. Any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties and applicable law.

P.	Cancellation and Surrender of Instruments, Securities and Other Documentation

1.	Notes

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for herein, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article V, the Indentures and the Notes will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Notes will have no rights against the Debtors, their Estates or their Assets arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan will be made to or on behalf of any holder of an Allowed Noteholder Claim until such Notes are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section V.K. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the Indentures will continue in effect solely for the purposes of (a) allowing the Indenture Trustees or other Disbursing Agents to make Distributions on account of Noteholder Claims as provided in Section V.D and deduct therefrom such reasonable compensation, fees and expenses due thereunder or incurred in making such Distributions, to the extent not paid by the Debtors or the Reorganized Debtors and authorized under such Indentures; and (b) allowing the Indenture Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan (and any and all indemnification provisions in the Indentures shall explicitly survive the occurrence of the Confirmation Date and the Effective Date until all such fees and expenses are paid). Except as otherwise provided herein the Reorganized Debtors shall not have any obligations to any Indenture Trustee for any fees, costs or expenses.

2.	Old Common Stock

The Old Common Stock of ANR shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan.

Q.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, or where a Claim is Reinstated, on the Effective Date, all Liens against the property of any Estate will be deemed fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date: (a) the holders of such Liens will be authorized and directed to release any collateral or other property of the Estates (including any cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, filing or recording of such releases as may be requested by the Reorganized Debtors; and (b) the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 termination statements or such other forms as may be necessary or appropriate to implement the provisions of this Section IV.Q.

R.	Effectuating Documents; Further Transactions

The president, chief executive officer, chief financial officer, treasurer or any vice president of each Debtor or Reorganized Debtor, as applicable, shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The secretary or any assistant secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions.

S.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax, filing fee, sales or use Tax or similar Tax: (a) the issuance, transfer or exchange of Reorganized ANR Common Stock; (b) the creation of any mortgage, deed of trust, Lien or other security interest; (c) the making or assignment of any lease or sublease; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction, including (i) the NewCo Asset Sale contemplated in the Stalking Horse APA and (ii) any transfers or distributions pursuant to the Plan; (f) any sale of Assets by the Debtors under section 363 of the Bankruptcy Code that closes in connection with the Plan, including the transfer of assets to NewCo as part of the NewCo Asset Sale; and (g) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan or the NewCo Asset Sale, including any merger agreements, agreements of consolidation, restructuring, reorganization, transfer, disposition, conversion, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with any of the foregoing or pursuant to the Plan. The Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such Tax and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Tax.

T.	Compliance with Federal Securities Laws

Subject to section 1145 of the Bankruptcy Code and other applicable sections of the Bankruptcy Code, and except as otherwise expressly provided in the Plan, nothing in the Plan, the Confirmation Order or related documents relieves any Person from complying with applicable federal securities laws.

ARTICLE V

PROVISIONS REGARDING DISTRIBUTIONS UNDER THE PLAN

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Article V, Distributions to be made on the Effective Date to holders of Claims as provided by Article II that are Allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date; or (b) with respect to any particular Claim, such later date when the applicable conditions of Section II.G.3 (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section V.F.2 (regarding undeliverable Distributions) or Section V.K (regarding surrender of canceled instruments and securities), as applicable, are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date will be made pursuant to Section VI.D.

B.	Method of Distributions to Holders of Claims

The Reorganized Debtors, or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion, will make all Distributions of Cash, securities, interests and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the Distributions required by the Plan. The duties of any Third Party Disbursing Agent shall be set forth in the applicable agreement retaining such Third Party Disbursing Agent.

C.	Distributions of the NewCo Contribution

NewCo shall provide the NewCo Contribution to the designated Disbursing Agent on or before the Effective Date consistent with the Restructuring Transactions. Distributions of the NewCo Contribution on account of Allowed Category 1 General Unsecured Claims, Allowed Category 2 General Unsecured Claims and Allowed Secured Second Lien Noteholder Claims, as applicable, in accordance with Sections II.B.3, II.B.6, II.B.7 and II.B.8, shall be made through the facilities of DTC or, if applicable, by such Third Party Disbursing Agent on the Effective Date.

D.	Distributions on Account of Allowed Noteholder Claims

Distributions on account of Allowed Noteholder Claims shall be made (a) to the respective Indenture Trustees or (b) with the prior written consent of any Indenture Trustee, through the facilities of DTC or, if applicable, another Third Party Disbursing Agent. If a Distribution is made to an Indenture Trustee, such Indenture Trustee, in its capacity as Third Party Disbursing Agent, shall administer the Distributions in accordance with the Plan and the applicable Indenture and be compensated in accordance with Section V.E below. Notwithstanding anything set forth herein, in the Disclosure Statement or the Confirmation Order, the Second Lien Notes Trustee shall not be required or otherwise obligated to distribute the NewCo Contribution or any other securities or distributions contemplated by the Plan unless such distributions meet the eligibility requirements of DTC.

E.	Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made by the Reorganized Debtors and will not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent. For purposes of reviewing the reasonableness of the fees and expenses of any Third Party Disbursing Agent, the Reorganized Debtors shall be provided with copies of invoices of each Third Party Disbursing Agent in the form typically rendered in the regular course of the applicable Third Party Disbursing Agent’s business but with sufficient detail that reasonableness may be assessed. To the extent that there are any disputes that the Reorganized Debtors are unable to resolve with a Third Party Disbursing Agent, the Reorganized Debtors may submit such dispute to the Bankruptcy Court for resolution.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

Distributions to holders of Allowed Claims will be made by a Disbursing Agent: (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) as provided in Section V.D; (c) at the addresses set forth in any written certification of address change delivered to the Claims and Balloting Agent or the applicable Disbursing Agent, as applicable, after the date of Filing of any related proof of claim; (d) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and neither the Claims and Balloting Agent nor the applicable Disbursing Agent has received a written notice of a change of address; or (e) if clauses (a) through (d) are not applicable, at the last address directed by such holder in a Filing made after such Claim becomes an Allowed Claim.

2.	Undeliverable Distributions Held by Disbursing Agents

a.	Holding of Undeliverable Distributions

If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions will be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Subject to Section V.F.2.c, Distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing

Agent pursuant to this Section V.F.2.a until such time as a Distribution becomes deliverable. Subject to Section V.F.2.c, while remaining in the possession of the applicable Disbursing Agent, undeliverable Distributions will be held for the benefit of the potential claimants of such Distributions.

b.	After Distributions Become Deliverable

On each Distribution Date, the applicable Disbursing Agent will make all Distributions that became deliverable to holders of Allowed Claims after the most recent Distribution Date; provided, however, that the applicable Disbursing Agent, in its sole discretion, may establish a record date prior to each Distribution Date, such that only Claims allowed as of the record date will participate in such periodic Distribution. Notwithstanding the foregoing, the applicable Disbursing Agent reserves the right, if it determines a Distribution on any Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Distribution Date.

c.	Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within one year after the later of (a) the Effective Date and (b) the last date on which a Distribution was deliverable to such holder will have its claim for such undeliverable Distribution discharged and will be forever barred from asserting any such claim against the Debtors or the Reorganized Debtors. Unclaimed Distributions that are undeliverable and unclaimed Distributions otherwise deliverable to holders of Allowed Claims shall be retained by, or, if held by a Third Party Disbursing Agent, returned to, Reorganized ANR and shall become the property of Reorganized ANR, free of any restrictions thereon; provided, however, that with respect to unclaimed Distributions that are undeliverable and unclaimed Distributions otherwise deliverable and that were to be distributed to holders of Allowed Category 1 General Unsecured Claims or Allowed Category 2 General Unsecured Claims pursuant to the Plan, shall not be retained by, or returned to the Reorganized Debtors, but shall instead be distributed Pro Rata to Holders of Allowed Category 1 General Unsecured Claims or Allowed Category 2 General Unsecured Claims that are receiving Distributions pursuant to the terms of the Plan. Nothing contained in the Plan will require any Debtor, any Reorganized Debtor or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

G.	Timing and Calculation of Amounts to Be Distributed

1.	Distributions to Holders of Allowed Claims

Subject to Section V.A, on the Effective Date, each holder of an Allowed Claim will receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Distribution Date, Distributions also will be made, pursuant to Section VI.D, to holders of Claims that previously were Disputed Claims that were allowed after the most recent Distribution Date. Such periodic Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class. Distribution Dates shall occur no less frequently than once per year.

2.	Interest on Claims

Except as otherwise specifically provided for in the Plan, or required by bankruptcy law, the Debtors, the Estates and the Reorganized Debtors shall have no obligation to pay any amount that constitutes or is attributable to interest on an Allowed Claim accrued after the Petition Date and no holder of a Claim shall be entitled to be paid any amount that constitutes or is attributable to interest accruing on or after the Petition Date on any Claim without regard to the characterization of such amounts in any document or agreement or to whether such amount has accrued for federal income tax purposes. Any amount that constitutes or is attributable to interest that has been accrued and has not been paid by the Debtors, the Estates or the Reorganized Debtors shall be cancelled as of the Effective Date for federal income tax purposes.

3.	De Minimis Distributions

No Distribution shall be made by the Disbursing Agent on account of an Allowed Claim if the amount to be distributed to the holder of such Claim on the applicable Distribution Date has an economic value of less than $25.

H.	Distribution Record Date

1. A Disbursing Agent will have no obligation to, and will not, recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the Distribution Record Date and will be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the Distribution Record Date.

2. As of the close of business on the Distribution Record Date, each transfer register for the Notes, as maintained by the respective Indenture Trustees, will be closed. The applicable Disbursing Agent will have no obligation to, and will not, recognize the transfer or sale of any Noteholder Claim that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes herein to recognize and make Distributions only to those holders who are holders of such Claims as of the close of business on the Distribution Record Date.

3. Except as otherwise provided in a Final Order, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

I.	Means of Cash Payments

Except as otherwise specified herein, all Cash payments made pursuant to the Plan shall be in U.S. currency and made by check drawn on a domestic bank selected by the Disbursing Agent or, at the option of the Disbursing Agent, by wire transfer, electronic funds transfer or ACH from a domestic bank selected by the Disbursing Agent; provided, however, that Cash payments to foreign holders of Allowed Claims may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Establishment of Reserves and Provisions Governing Same

Prior to the Confirmation Date, the Debtors shall File a motion to establish any reserves and procedures related thereto that they deem necessary or advisable, after consultation with counsel to the Creditors’ Committee and counsel to the First Lien Agent, to make Distributions to holders of Allowed Claims or otherwise to satisfy related obligations under the Plan. Any Distributions held in reserve pursuant to this Section V.J shall be held in escrow until distributed pursuant to the Plan.

The Disbursing Agent shall vote, and shall be deemed to vote, any Reorganized ANR Common Stock held by it in any reserve in its capacity as Disbursing Agent in the same proportion as all outstanding shares of Reorganized ANR Common Stock properly cast in a shareholder vote.

Cash dividends and other distributions received by the Disbursing Agent on account of any Reorganized ANR Common Stock held in any reserve pursuant to this Section V.J will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of holders of the applicable Allowed Claims; (b) be accounted for separately; and (c) not constitute property of the Reorganized Debtors.

Any reserve established for Disputed Claims is intended to be treated, for U.S. federal income Tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1).

K.	Surrender of Canceled Instruments or Securities

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to the Plan, all outstanding common stock, Notes, Indentures, instruments and securities issued by any of the Debtors will be canceled and of no further force and effect, without any further action on the part of the Bankruptcy Court, any Debtor or any Reorganized Debtor. The holders of or parties to such canceled instruments and securities will have no rights arising from or relating to such instruments and securities or the cancellation thereof, except the rights provided pursuant to the Plan.

L.	Withholding and Reporting Requirements

1. In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all applicable Tax withholding and reporting requirements imposed by any Governmental Unit, and all Distributions pursuant to the Plan will be subject to applicable withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, applying a portion of any Cash Distribution to be made under the Plan to pay applicable withholding Taxes, liquidating a portion of any non-Cash Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate, including requiring Claim holders to submit appropriate Tax and withholding certifications (such as IRS Forms W-9 and the appropriate IRS Forms W-8, as applicable) and/or requiring Claim holders to pay the withholding Tax amount to the Disbursing Agent in Cash as a condition of receiving any non-Cash Distributions under the Plan. Any amounts withheld pursuant to this Section shall be deemed to have been distributed and received by the applicable recipient for all purposes of the Plan. To the extent that any Claim holder fails to submit appropriate Tax and withholding certifications as required by the Disbursing Agent, such Claim holder’s Distribution may, in the Disbursing Agent’s reasonable discretion, be deemed undeliverable and subject to Section V.F.

2. Notwithstanding any other provision of the Plan, each Person receiving a Distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any Governmental Unit on account of the Distribution, including income, withholding and other Tax obligations.

3. The Debtors reserve, and the Reorganized Debtors shall have, the right to allocate and distribute all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

M.	Setoffs

Except with respect to claims of a Debtor or a Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, each Reorganized Debtor or, as instructed by a Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of the Claim) the claims, rights and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and Causes of Action that the Debtor or Reorganized Debtor may possess against the Claim holder. The First Lien Lender Remaining Diminution Claim shall not be subject to setoff.

N.	Application of Distributions

To the extent applicable, all Distributions to a holder of an Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such Distributions, if any, will apply to any interest accrued on such Claim after the Petition Date.

ARTICLE VI

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Claims Oversight Committee

Prior to the Effective Date, the Creditors’ Committee shall designate three individuals to serve as the Claims Oversight Committee. The duties of the Claims Oversight Committee shall be to oversee: (a) the allowance of, and objections to, General Unsecured Claims; (b) the resolution of Disputed General Unsecured Claims, including rejection damage Claims and litigation Claims; (c) the establishment and maintenance of sufficient reserves for Disputed Category 1 General Unsecured Claims and Disputed Category 2 General Unsecured Claims; (d) the timing and amount of Distributions made to unsecured creditors holding Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims; and (e) unclaimed or undeliverable Distributions to unsecured creditors holding Allowed Category 1 General Unsecured Claims and Allowed Category 2 General Unsecured Claims under the terms of the Plan. The Claims Oversight Committee shall have consent rights (subject to the Debtors’ ability to seek a determination by the Bankruptcy Court that the Claims Oversight Committee has unreasonably withheld its consent) with respect to, and the right to appear and be heard regarding, any and all of the foregoing matters. The Claims Oversight Committee shall have the right to appear and be heard on any of the foregoing matters and the right to retain Claims Oversight Committee Professionals consisting of (a) one primary counsel, (b) one local or conflicts counsel and (c) one financial consultant. The reasonable and documented fees and expenses of Claims Oversight Committee Professionals (and any other costs), up to an aggregate amount equal to the Claims Oversight Committee Professionals Fee Cap (and, under no circumstances, in excess of the Claims Oversight Committee Professionals Fee Cap), shall be paid by the Reorganized Debtors. To facilitate the payment of such fees and expenses, on the Effective Date, $1.0 million of Cash shall be placed into the Claims Oversight Escrow Account.

B.	Treatment of Disputed Claims

1.	Tort Claims

At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any unliquidated Tort Claim (as to which a proof of Claim or request for payment of an Administrative Claim was timely Filed in the Chapter 11 Cases) not resolved through a Final Order of the Bankruptcy Court will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. The Debtors or the Reorganized Debtors, as applicable, may exercise the above option by service upon the holder of the applicable Tort Claim of a notice informing the holder of such Tort Claim that the Debtors or the Reorganized Debtors have exercised such option. Upon a Debtor’s or Reorganized Debtor’s service of such notice, the automatic stay provided under section 362 of the Bankruptcy Code or, after the Effective Date, the discharge injunction, will be deemed modified, without the necessity for further Bankruptcy Court approval, solely to the extent necessary to allow the parties, including any Insurer, to determine or liquidate the Tort Claim in the applicable administrative or judicial tribunal(s). Notwithstanding the foregoing, at all times prior to or after the Effective Date, to the fullest extent permitted by law, the Bankruptcy Court will retain jurisdiction relating to Tort Claims, including the Debtors’ right to have such Claims liquidated or estimated in the Bankruptcy Court (or the District Court) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Subject to Section VI.A, any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section VI.B.1 and applicable nonbankruptcy law that is no longer appealable or subject to review will be deemed an Allowed Category 1 General Unsecured Claim against the applicable Debtor in such liquidated amount, provided that only the amount of such Allowed Claim that is less than or equal to the Debtor’s self-insured retention or deductible in connection with any applicable Insurance Contract or is not otherwise satisfied from proceeds of insurance payable to the holder of such Allowed Claim under the Debtors’ Insurance Contracts will be treated as an Allowed Claim for the purposes of Distributions under the Plan. In no event will a Distribution be made under the Plan to the holder of a Tort Claim on account of any portion of an Allowed Claim in excess of the applicable Debtor’s deductible or self-insured retention under any applicable Insurance Contract. In the event a Tort Claim is determined and liquidated pursuant to a judgment or order that is obtained in accordance with this Section VI.B.1 and is no longer appealable or subject to review, and applicable nonbankruptcy law provides for no recovery against the applicable Debtor, such Tort Claim will be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Debtor’s service of a copy of such judgment or order upon the holder of such Tort Claim, provided, however, that nothing in this sentence shall, or shall be deemed to, modify, alter or otherwise affect the rights of any Insurer under any Insurance Contract. Nothing contained in this Section will constitute or be deemed a waiver of any claim, right or Cause of Action that a Debtor may have against any Person or entity in connection with or arising out of any Tort Claim, including but not limited to any rights under section 157(b)(5) of title 28 of the United States Code. All claims, demands, rights, defenses and Causes of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Tort Claim are expressly retained and preserved.

2.	Disputed Insured Claims

The resolution of Disputed Insured Claims, including Tort Claims, pursuant to this Section VI.B shall be subject to the provisions of Section IV.O.

3.	No Distributions Until Allowance

Notwithstanding any other provision of the Plan, no Distributions will be made on account of a Disputed Claim until such Claim (or a portion of such Claim) becomes an Allowed Claim, if ever.

C.	Prosecution of Objections to Claims

1.	Objections to Claims

Subject to Section VI.A, all objections to Claims must be Filed and served on the holders of such Claims, and any amendment to the Schedules to reduce any scheduled Claim must be made by the Debtors or the Reorganized Debtors by the Claims Objection Bar Date. If an objection to a Claim has not been Filed or an amendment to the Schedules has not been made by the Claims Objection Bar Date, the particular Claim will be treated as an Allowed Claim in the amount specified in a timely filed proof of Claim or the amount scheduled, as applicable, if such Claim has not been allowed earlier in a different amount.

2.	Extension of Claims Objection Bar Date

The Reorganized Debtors may seek authorization to extend the Claims Objection Bar Date for some or all Disputed Claims for cause through the Filing of a motion with the Bankruptcy Court.

3.	Authority to Prosecute Objections

Subject to Section VI.A, on or after the Effective Date, only the Reorganized Debtors will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims. On or after the Effective Date, the Reorganized Debtors, and only the Reorganized Debtors, may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.

4.	Authority to Amend Schedules

Subject to Section VI.A, the Debtors or the Reorganized Debtors, as applicable, will have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtors or the Reorganized Debtors will provide the holder of such Claim with notice of such amendment and parties in interest will have 30 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the applicable Disbursing Agent may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.

D.	Distributions on Account of Disputed Claims Once Allowed

Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made in accordance with Article V of the Plan.

ARTICLE VII

CONSOLIDATION

A.	Consolidation

Pursuant to the Confirmation Order, the Bankruptcy Court will approve the limited administrative consolidation of the Debtors solely for the purpose of implementing the Plan, including for purposes of voting, assessing whether Confirmation standards have been met, calculating and making Distributions under the Plan and filing post-Confirmation reports and paying quarterly fees to the Office of the United States Trustee. Pursuant to such order, as of the Effective Date: (a) all assets and liabilities of the Debtors will be deemed merged; (b) all guarantees by one Debtor of the obligations of any other Debtor will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors will be deemed to be one obligation of the consolidated Debtors; (c) each and every Claim Filed or to be Filed in the Chapter 11 Case of any Debtor will be deemed Filed against the consolidated Debtors and will be deemed one Claim against and a single obligation of the consolidated Debtors, and the Debtors may file and the Bankruptcy Court will sustain objections to Claims for the same liability that are Filed against multiple Debtors; and (d) Intercompany Claims between Debtors will be eliminated and extinguished. Such administrative consolidation (other than for the purpose of implementing the Plan) shall not affect (a) the legal and corporate structures of the Debtors, subject to the right of the Debtors to effect the Restructuring Transactions as provided in Section IV.B; (b) the vesting of Assets in the Reorganized Debtors; (c) the right to distributions from any Insurance Contracts or the proceeds thereof; or (d) the rights of any Person to contest alleged setoff or recoupment efforts on the grounds of lack of mutuality under section 553 of the Bankruptcy Code and otherwise applicable law.

B.	Order Granting Consolidation

This Plan serves as a motion seeking entry of an order consolidating the Debtors, as described and to the limited extent set forth in Section VII.A. Unless an objection to such consolidation is made in writing by any creditor or claimant affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section IX.F on or before the Voting Deadline, or such other date as may be fixed by the Bankruptcy Court, the consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

ARTICLE VIII

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142(b) of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

A. Allow, disallow, estimate, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of (1) any request for payment of any Administrative Claim, (2) any and all objections to the amount, allowance, priority or classification of Claims or Interests and (3) any controversies between the Reorganized Debtors and the Claims Oversight Committee in connection with any of the foregoing;

B. Either grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

C. Resolve any matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable, including in connection with the Stalking Horse APA and the NewCo Asset Sale, and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

D. Ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and resolve any controversies between the Reorganized Debtors and the Claims Oversight Committee in connection with the foregoing;

E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and either grant or deny any applications involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement and the Confirmation Order, including, but not limited to, the Stalking Horse APA, the Global Settlement and the Resolution of Reclamation Obligations;

G. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, including the Stalking Horse APA, or any Person’s rights arising from or obligations incurred in connection with the Plan;

H. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Stalking Horse APA; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Stalking Horse APA, in such manner as may be necessary or appropriate to consummate the Plan;

I. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan, the Confirmation Order or the Stalking Horse APA;

J. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

K. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Stalking Horse APA;

L. Enforce or clarify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

M. Enter a final decree or decrees closing the Chapter 11 Cases;

N. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

O. Recover all assets of the Debtors and their Estates, wherever located; and

P. Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE IX

MISCELLANEOUS PROVISIONS

A.	Modification of the Plan

Subject to section 1127 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify the Plan before the Effective Date; provided, however, that the Debtors shall not be permitted to alter, amend or modify any condition precedent to entry of the Confirmation Order or to the Effective Date (or this Section IX.A as it relates to the foregoing) without the consent of each of the parties referenced with respect to such condition precedent.

B.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date does not occur, then the Plan shall be null and void in all respects, and nothing contained in the Plan, nor any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or the Confirmation Order, shall be or shall be deemed to be: (a) a waiver or release of any claims by or against any Debtor; (b) an admission of any sort by any Debtor or any other party in interest; or (c) prejudicial in any manner to the rights of any Debtor or any other party in interest.

C.	Severability of Plan Provisions

If any term or provision of the Plan is held by the Bankruptcy Court or any other court of competent jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court, in each case at the election of and with the consent of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) non-severable and mutually dependent.

For the avoidance of doubt, notwithstanding the foregoing, any provision in this Plan or in the Confirmation Order providing (a) that the Restructuring Transactions and the NewCo Sale shall be effected free and clear of any Liabilities, including Black Lung Claims, Coal Act Claims and MEPP Claims not expressly assumed or (b) that NewCo shall not be a successor to any of the Debtors for any purpose other than as expressly provided in the Confirmation Order, is integral to the consummation of the transactions set forth herein (including, without limitation, the NewCo Asset Sale, the NewCo Contribution, and the NewCo ABL Facility) and non-severable from the other provisions of the Plan or the Confirmation Order.

D.	Successors and Assigns

Except as expressly provided otherwise in the Plan, the rights, benefits and obligations of any Person named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, Affiliate, representative, beneficiary or guardian, if any, of each Person.

E.	Plan/Confirmation Order Controls

In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement, the provisions of the Plan shall control and take precedence. In the event and to the extent that any provision of the Plan is inconsistent with the provisions of the Confirmation Order, the provisions of the Confirmation Order shall control and take precedence.

F.	Service of Documents

Any pleading, notice or other document required by the Plan or the Confirmation Order to be served on or delivered to: (a) the Debtors and the Reorganized Debtors; (b) the Creditors’ Committee; (c) the Retiree Committee; (d) the DIP Agents; (e) the First Lien Agent; (f) the Ad Hoc Committee of Second Lien Noteholders; (g) the Second Lien Notes Trustee; or (h) the UMWA must be sent by overnight delivery service, facsimile transmission, courier service or messenger to:

1.	The Debtors and the Reorganized Debtors

David G. Heiman

Carl E. Black

Thomas A. Wilson

JONES DAY

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

Facsimile: (216) 579-0212

Jeffrey B. Ellman

JONES DAY

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Telephone: (404) 581-3939

Facsimile: (404) 581-8330

Tyler P. Brown

Henry P. (Toby) Long, III

HUNTON & WILLIAMS LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

(Counsel to the Debtors and the Reorganized Debtors)

2.	The Creditors’ Committee

Dennis F. Dunne

Evan R. Fleck

Eric K. Stodola

MILBANK, TWEED, HADLEY & McCLOY LLP

28 Liberty Place

New York, New York 10005

Telephone: (212) 530-5000

Andrew M. Leblanc

MILBANK, TWEED, HADLEY & McCLOY LLP

1850 K Street, NW, Suite 1100

Washington, D.C. 20006

Telephone: (202) 835-7500

William A. Gray

W. Ashley Burgess

Roy M. Terry, Jr.

SANDS ANDERSON PC

P.O. Box 1998

Richmond, Virginia 23218-1998

Telephone: (804) 648-1636

(Counsel to the Creditors’ Committee)

3.	The Retiree Committee

Lynn Lewis Tavenner

Paula S. Beran

David N. Tabakin

TAVENNER & BERAN, PLC

20 North Eighth Street, Second Floor

Richmond, Virginia 23219

Telephone: (804) 783-8300

Facsimile: (804) 783-0178

John R. Owen

Jeremy D. Capps

Melissa Y. York

HARMAN, CLAYTOR, CORRIGAN & WELLMAN

P.O. Box 70280

Richmond, Virginia 23235

Telephone: (804) 747-5200

Facsimile: (804) 747-6085

(Counsel to the Retiree Committee)

4.	The DIP Agents and the First Lien Agent

Damian S. Schaible

Damon P. Meyer

Bradley A. Schecter

DAVIS POLK & WARDWELL LLP

450 Lexington Avenue

New York, New York 10017

Telephone: (212) 450-4000

Facsimile: (212) 710-5800

Dion W. Hayes

Sarah B. Boehm

K. Elizabeth Sieg

MCGUIREWOODS LLP

800 East Canal Street

Richmond, Virginia 23219

Telephone: (804) 775-1000

Facsimile: (804) 775-1061

(Counsel to the DIP Agents and the First Lien Agent)

5.	The Ad Hoc Committee of Second Lien Noteholders

Paul M. Basta

Stephen E. Hessler

Gregory F. Pesce

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Facsimile: (212) 446-4900

Michael A. Condyles

Peter J. Barrett

Jeremy S. Williams

KUTAK ROCK LLP

Bank of America Center

1111 East Main Street, Suite 800

Richmond, Virginia 23219-3500

Telephone: (804) 644-1700

Facsimile: (804) 783-6192

(Counsel to the Ad Hoc Committee of Second Lien Noteholders)

6.	The Second Lien Notes Trustee

Jayme T. Goldstein

Kenneth Pasquale

Gabriel E. Sasson

STROOCK & STROOCK & LAVAN LLP

180 Maiden Lane

New York, New York 10038-4982

Telephone: (212) 806-5400

Facsimile: (212) 806-6006

Peter J. Barrett

Jeremy S. Williams

KUTAK ROCK LLP

1111 East Main Street, Suite 800

Richmond, Virginia 23219-3500

Telephone: (804) 644-1700

Facsimile: (804) 783-6192

(Counsel to the Second Lien Notes Trustee)

7.	The UMWA

Sharon L. Levine

SAUL EWING LLP

One Riverfront Plaza, Suite 1520

1037 Raymond Boulevard

Newark, New Jersey 07102-5426

Telephone: (973) 286-6713

Troy Savenko

KAPLAN VOEKLER CUNNINGHAM & FRANK, PLC

1401 East Cary Street

Richmond, Virginia 23219

Telephone: (804) 823-4000

(Counsel to the UMWA)

Dated: May 27, 2016	Respectfully submitted,

Alpha Natural Resources, Inc., on its own behalf and on behalf of each affiliate Debtor

	By:	/s/ Mark M. Manno
	Name:	Mark M. Manno
	Title:	Executive Vice President, General Counsel and Chief Procurement Officer

COUNSEL:

/s/ Henry P. (Toby) Long, III
Tyler P. Brown (VSB No. 28072)
J.R. Smith (VSB No. 41913)
Henry P. (Toby) Long, III (VSB No. 75134)
Justin F. Paget (VSB No. 77949)
HUNTON & WILLIAMS LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Telephone: (804) 788-8200
Facsimile: (804) 788-8218

David G. Heiman (admitted pro hac vice)
Carl E. Black (admitted pro hac vice)
Thomas A. Wilson (admitted pro hac vice)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212

Jeffrey B. Ellman (admitted pro hac vice)
JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
Telephone: (404) 581-3939
Facsimile: (404) 581-8330

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION